Exhibit 2.1

SALE AND PURCHASE AGREEMENT

By and among:

HUNTING PLC

as Vendor’s Guarantor

- and -

HUNTING ENERGY HOLDINGS LIMITED
as Vendor

- and -

1413281 ALBERTA ULC
as Purchaser

August 5, 2008.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Defined Terms	1
1.2	Currency	15
1.3	Number, Gender and Persons	15
1.4	Headings, etc.	16
1.5	Date for any Action	16
1.6	Calculation of Time Periods	16
1.7	Accounting Principles	16
1.8	Statutory References	16
1.9	Entire Agreement	17
1.10	Time of Essence	17
1.11	Applicable Law	17
1.12	Attornment	17
1.13	Severability	17
1.14	Amendments and Waivers	17
1.15	Schedules	18
1.16	Conflicts	18
1.17	Knowledge	18
1.18	Interpretation if Closing Does Not Occur	19
1.19	No Limitation	19
1.20	Determination of Material Adverse Effect	19

ARTICLE 2 PURCHASE AND SALE OF SHARES		19

2.1	Purchase of Purchased Shares	19
2.2	Fulfillment of Conditions Precedent	19

ARTICLE 3 PURCHASE PRICE		21

3.1	Closing Cash Payment	21
3.2	Deposit	22
3.3	Manner of Payment of Purchase Price	22
3.4	Section 116 Certificate	23
3.5	Adjustment of Purchase Price	24
3.6	Intercorporate Debt and Guarantees	28
3.7	Intercorporate Transactions	28

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND THE PURCHASER		29

4.1	Representations and Warranties of the Vendor	29
4.2	Representations and Warranties of the Purchaser	31

ARTICLE 5 SURVIVAL, ETC.		31

5.1	Survival	31

ARTICLE 6 CONSEQUENTIAL DAMAGES, LIMITATION ON CLAIMS		32

6.1	No Consequential Damages	32

6.2	Limitation on Claims and Losses	32
6.3	General Waiver	33

ARTICLE 7 OTHER COVENANTS		33

7.1	Access to Government Authority Files	33
7.2	Access to Personnel and the Businesses	33
7.3	Limitation on Access	34
7.4	Confidentiality	34
7.5	Conduct of Business Prior to Closing	34
7.6	Post Closing Access to Records	38
7.7	Preservation of and Vendor’s Access to Records	38
7.8	Assignment of Confidentiality Agreements	39
7.9	Disclosure	39
7.10	Public Notices	39
7.11	Purchaser Debt Financing	40
7.12	Noncompetition	42
7.13	Nonsolicitation	42
7.14	Reorganization	42
7.15	Affiliate Transactions	44

ARTICLE 8 TAX MATTERS		44

8.2	Preparation and Filing of Tax Returns	47
8.3	Confidentiality of Tax Information	48
8.4	Tax Claims	48
8.5	Assistance and Cooperation	50
8.6	Tax Changes Post-Closing	51

ARTICLE 9 EMPLOYMENT MATTERS		52

9.1	Employee Related Matters	52
9.2	Severance Obligations	53
9.3	Compliance with Privacy Laws	53

ARTICLE 10 CONDITIONS OF CLOSING; FAILURE OF REPRESENTATIONS AND WARRANTIES OR BREACH OF COVENANTS		55

10.1	Conditions of Closing for the Benefit of the Purchaser	55
10.2	Conditions of Closing for the Benefit of the Vendor	56
10.3	Termination	58
10.4	Effect of Termination	59

ARTICLE 11 CLOSING		60

11.1	Closing	60
11.2	Place of Closing	61
11.3	Further Assurances	61
11.4	Vendor’s Closing Obligations	61
11.5	Purchaser’s Closing Obligations	62

ii

ARTICLE 12 INDEMNIFICATION		63

12.1	Indemnification by the Vendor	63
12.2	Indemnification by the Purchaser	63
12.3	Notice of Claim	64
12.4	Direct Claims	64
12.5	Third Party Claims	64
12.6	Settlement of Third Party Claims	65
12.7	Co-operation	65
12.8	Application	65
12.9	Environmental Matters	65
12.10	Characterization of Indemnification Payments	66
12.11	Survival and Limitations	66

ARTICLE 13 MISCELLANEOUS		67

13.1	Notices	67
13.2	Assignment	68
13.3	Guarantee	69
13.4	Commissions	69
13.5	Benefit of the Agreement	69
13.6	No Recourse	69
13.7	Amendment	69
13.8	No Third-Party Beneficiaries	69
13.9	No Duplication of Adjustments	70
13.10	Expenses	70
13.11	Facsimile Execution	70
13.12	Counterpart Execution	70

SCHEDULES

Schedule 1.1 - Part 1	-	Financial Statements
Schedule 1.1 - Part 2	-	BVI Structure
Schedule 1.1 - Part 3	-	Deposit Escrow Agreement
Schedule 1.1 - Part 4	-	Reorganization
Schedule 1.17	-	Knowledge
Schedule 3.4 - Part 1	-	Preliminary Net Working Capital Statement
Schedule 3.4 - Part 2	-	Preliminary Inventories Statement
Schedule 4.1	-	Representations and Warranties of the Vendor
Schedule 4.2	-	Representations and Warranties of the Purchaser

iii

SHARE SALE AND PURCHASE AGREEMENT

THIS AGREEMENT made as of this 5th day of August, 2008.

BY AND AMONG:

HUNTING plc, a company registered in England with number 974568, whose registered office is at 3 Cockspur Street, London, England SW1Y 5BQ (hereinafter referred to as “Hunting”)

AND:

HUNTING ENERGY HOLDINGS LIMITED, a company registered in England with number 1158987, whose registered office is at 3 Cockspur Street, London, England SW1Y 5BQ (hereinafter referred to as the “Vendor”)

AND:

1413281 ALBERTA ULC, an unlimited liability corporation registered in the Province of Alberta, whose registered office is at 4500 Bankers Hall East, 855 — 2nd Street SW, Calgary, Alberta T2P 4K7 (hereinafter referred to as the “Purchaser”)

RECITALS

A.                                   WHEREAS the Vendor is the beneficial and registered owner of the Purchased Shares, representing 100% of the issued and outstanding shares of the Corporation;

B.                                     AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Purchased Shares, upon and subject to the terms and conditions hereinafter set forth;

C.                                     AND WHEREAS Hunting has agreed to guarantee the obligations of the Vendor hereunder;

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1                               Defined Terms

Wherever used in this Agreement, unless the context otherwise requires, the following terms shall have the following meanings and grammatical variations of such terms shall have the corresponding meanings:

“Accountants” means PricewaterhouseCoopers LLP;

“Additional Certificate” has the meaning set forth in Section 3.4(a);

“Adjustment Amount” has the meaning set forth in Section 3.5(e);

“Adjustment Tax Escrow Amount” has the meaning set forth in Section 3.5(g)(ii);

“Affiliate” means with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control of such Person.  The term “control” means the possession, directly or indirectly, by a Person or group of Persons acting in concert of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and all words that are derivatives of “control” shall have corresponding meanings;

“Affiliate Agreements” has the meaning set forth in Section 7.15;

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this Agreement, as the same may be amended, supplemented, restated or replaced from time to time in accordance herewith and includes, without limitation, the Schedules hereto;

“Amended Certificate” has the meaning set forth in Section 3.4(a);

“Applicable Law” means all federal, provincial, local and municipal laws (including, without limitation, Environmental Laws and Privacy Laws), statutes, by-laws, rules, regulations, principles of common law and equity, directives, binding guidelines and orders of all Government Authorities having jurisdiction over the Party in question and all judgments, orders and decrees of all courts, arbitrators, tribunals, commissions and bodies exercising similar functions in actions or proceedings in which the Party in question is a party or by which it is bound or having application to the transaction or event in question;

“Arbitration Act” means the Arbitration Act, R.S.A. 2000, c. 43;

“Assets” means all of the properties, rights, franchises, Permits, real property and other assets of the Corporation and its Subsidiaries of any kind or nature;

“Audited Financial Statements” means the audited consolidated balance sheet, statements of income and retained earnings, statement of cash flows and notes thereto of the Corporation and its Subsidiaries as at the Balance Sheet Date, December 31, 2006 and December 31, 2005;

“Balance Sheet Date” means December 31, 2007;

“Budgets” means the annual capital and operating budgets of the Corporate Group for the 2008 fiscal year and as contained in the Data Room;

“Businesses” means the collective businesses of the Corporate Group, being comprised of the Division Businesses;

“Business Day” means a day other than a Saturday or Sunday on which the principal commercial banks located in Calgary, Alberta, Canada, London, England and New York, New York, U.S.A. are open for business during normal business hours;

“BVI Structure” means the financing structure involving Gibson GCC Inc. and other Affiliates of the Corporation that was first implemented in 2001 as set forth on Schedule 1.1 — Part 3;

“CRA” means the Canada Revenue Agency or any successor agency thereto;

“Canada Transportation Act” means the Canada Transportation Act, S.C. 1996, c. 10;

“Canada Transportation Act Approval” means:

(a)                                  the Minister of Transport has, pursuant to section 53.1 of the Canada Transportation Act been notified of the proposed Purchase, and has given notice to the Vendor or the Purchaser that he is of the opinion that the proposed Purchase does not raise issues with respect to the public interest as it relates to national transportation, or

(b)                                 if the Minister of Transport is of the opinion that the proposed Purchase contemplated by this Agreement raises issues with respect to the public interest as it relates to national transportation, the Governor-in-Council has approved the proposed Purchase contemplated by this Agreement;

“Cash” means cash and cash equivalents calculated in accordance with GAAP applied on a basis consistent with the preparation of the Audited Financial Statements;

“Certificate Limit” has the meaning set forth in Section 3.4(a);

“Certificate of Proposed Disposition” has the meaning set forth in Section 3.4(a);

“Claim” means any legal claim, demand, loss, liability, cause of action, penalty, fine, cost (including legal expenses of the claimant on a solicitor and client basis), pre-judgment and post-judgment interest, damages and expenses (including out of pocket expenses and internal costs) of every kind and character that is reasonably and properly incurred;

“Closing” means the closing of the Purchase as contemplated in this Agreement;

“Closing Cash Payment” has the meaning set forth in Section 3.1;

“Closing Date” means the first Business Day of the calendar month immediately subsequent to the calendar month in which the later of the following occurs: (a) the expiry of the Marketing Period, (b) satisfaction or (to the extent permitted by Applicable Law) waiver by the applicable Party of the conditions set forth in Article 10 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of those conditions as provided herein, (c) if any Subsequent Disclosure is delivered by the Vendor to the Purchaser, the fourth (4th) Business Day following such delivery, and (d) the earlier of (x) receipt of a Certificate of Proposed Disposition and (y) the Section 116 End Date;

“Closing Date Cash” has the meaning set forth in Section 3.5(b)(iii);

“Closing Date Consideration” has the meaning set forth in Section 3.4(b);

“Closing Date Indebtedness” has the meaning set forth in Section 3.5(b)(iv);

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34;

“Competition Act Approval” means that either (i) the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act has issued an advanced ruling certificate pursuant to section 102 of the Competition Act in respect of the transactions contemplated by this Agreement, or (ii) the applicable waiting period under section 123 of the Competition Act shall have expired, been terminated or, pursuant to section 113(c) of the Competition Act, waived and the Commissioner shall have advised the Purchaser in writing that the Commissioner does not at that time have grounds on which to make an application to the Competition Tribunal under Part VIII of the Competition Act for an order in respect of the transactions contemplated by this Agreement;

“Competition Act Notification” means a notification in respect of the Purchase pursuant to section 114 of the Competition Act;

“Competitive Business” has the meaning set forth in Section 7.12(a);

“Confidentiality Agreement” means the confidentiality agreement made between Hunting and Riverstone Holdings LLC, dated February 21, 2008;

“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, bond, agreement of indebtedness, purchase order, binding bid, letter of credit, security agreement, mortgage, lien, instrument or other legally binding commitment, whether written or oral, that is in effect and relates to any of the Businesses;

“Corporation” means Gibson Energy Holdings Inc., a corporation incorporated pursuant to the laws of the Province of Alberta;

“Corporate Group” means the Corporation and its Subsidiaries collectively;

“Corporate Group Guarantees” has the meaning set forth in Section 3.6(a);

“Covenant Term” has the meaning set forth in Section 7.12(a);

“Data Room” means the written disclosures made by the Vendor, Hunting, the Corporation and/or Employees of the Corporate Group and by Simmons & Company to the Purchaser and/or its Representatives since the date of execution of the Confidentiality Agreement concerning the Corporate Group, the Assets and/or the Businesses described on one or more compact discs delivered to Purchaser prior to the Execution and the online data room located at

https://bdr110308.bmcgroup.com with project name “Guitar”, as at July 15, 2008, a compact disc of which has been delivered to Purchaser;

“Deposit” means $100,000,000;

“Deposit Escrow Agreement” means the Deposit Escrow Agreement attached hereto as Schedule 1.1 — Part 3;

Deposit Interest” means the amount of interest that has accrued on the Deposit, calculated from and including the date such Deposit is paid by the Purchaser to the Vendor to the day prior to the date the Deposit is released to the Purchaser or credited against the Purchase Price pursuant to Section 3.2 or is otherwise released from the trust account of the Vendor’s Counsel pursuant to the Deposit Escrow Agreement;

“Direct Claim” has the meaning set forth in Section 12.3;

“Division Businesses” means the collective businesses carried on by the five (5) primary operating divisions of the Corporate Group, being:

(a)                                  terminals and pipelines,

(b)                                 truck transportation of crude oil and diluents, natural gas liquids, asphalt and well-site fluids,

(c)                                  marketing of crude oil and diluents, natural gas liquids, asphalt and well-site fluids,

(d)                                 processing of heavy crude oil and well-site fluids, and

(e)                                  propane marketing and distribution;

“DOJ” has the meaning set forth in Section 2.2(d);

“Employees” means the employees of the Corporate Group, whose names, positions, location, date of hire, annual compensation, age and whether the employee is on an approved or statutory leave are disclosed to the Purchaser by the Vendor prior to Execution;

“Employee Plans” has the meaning set forth in Section 25(b) of Schedule 4.1;

“Encumbrance” means any mortgage, charge, lien, assignment, hypothecation, security interest, pledge or option affecting title, third-party claim affecting title, title retention or any other title restriction or title encumbrance or any agreement to create the same;

“Environment” means any and all natural components of the earth and atmosphere, including without limitation: (a) the air, land, soil and subsurface soil, (b) water, groundwater, surface water and aquifers, and (c) plants, animals, living organisms and all organic and inorganic matter, and “Environmental” has a corresponding meaning;

“Environmental Approvals” means all authorizations, orders, Permits, licenses, filings, registrations, consents and approvals required by the Corporate Group pursuant to Environmental Law for the use, operation or ownership of any of the Substantial Assets or the carrying on of the Businesses;

“Environmental Law” means all Applicable Laws and any provision or condition of any Permit, license or other governmental or regulatory approval, in either case relating to or pertaining to the protection of the Environment or related employee and public health and safety, including Applicable Laws that regulate and control the actual or potential release, discharge, spill or emission (whether past or present) of, or regarding the generation, manufacture, processing, production, presence, management, gathering, transportation, use, treatment, storage or disposal of any substance;

“Environmental Liability” means all past, present and future liabilities of the Corporation or its Subsidiaries (including remedial, removal, response, abatement, clean up, investigative and monitoring costs) relating to the Environment, including those arising from: (a) actual or alleged non-compliance with any Environmental Law; (b) the handling, treatment, storage, disposal, or release or threatened release to the Environment of any substance other than as allowed by Environmental Law; (c) the migration of any such substance onto properties adjacent to any Asset; or (d) the ownership or operation of the Assets or any previously owned assets of the Businesses;

“Escrow Agent” means a Canadian Schedule I Bank (or affiliate thereof) with offices in the City of Calgary that customarily provides escrow services if such bank has capital, surplus and undivided profits (as shown on its most recent statement of condition) aggregating not less than $100,000,000 and is rated A or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a trust company qualified to carry on business in the City of Calgary, acceptable to the Parties, acting reasonably;

“Estimated Closing Date Cash” has the meaning set forth in Section 3.5(a)(iii);

“Estimated Closing Date Cash Statement” has the meaning set forth in Section 3.5(a)(iii);

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 3.5(a)(iv);

“Estimated Closing Date Indebtedness Statement” has the meaning set forth in Section 3.5(a)(iv);

“Estimated Inventories” has the meaning set forth in Section 3.5(a)(ii);

“Estimated Inventories Statement” has the meaning set forth in Section 3.5(a)(ii);

“Estimated Net Working Capital” has the meaning set forth in Section 3.5(a)(i);

“Estimated Net Working Capital Statement” has the meaning set forth in Section 3.5(a)(i);

“ETA” means Part IX of the Excise Tax Act, R.S.C. 1985, c.E-15;

“Excluded Tax Assets” means any Taxes that: (i) have been paid before Closing with respect to Tax Disputes; and (ii) have not, on or before the Closing Date, been received from (or applied as a credit against Taxes that are not the subject of a Tax Dispute by) the relevant tax authority;

“Execution” means the execution by the Parties of this Agreement by their respective authorized signatories as of the date first above written;

“Final Balance Sheet” has the meaning set forth in Section 3.5(b)(i);

“Final Cash Statement” has the meaning set forth in Section 3.5(b)(iii);

“Final Closing Date Cash” has the meaning set forth in Section 3.5(d);

“Final Closing Date Indebtedness” has the meaning set forth in Section 3.5(d);

“Final Indebtedness Statement” has the meaning set forth in Section 3.5(b)(iv);

“Final Inventories” has the meaning set forth in Section 3.5(d);

“Final Inventories Statement” has the meaning set forth in Section 3.5(b)(ii);

“Final Net Working Capital” has the meaning set forth in Section 3.5(d);

“Final Net Working Capital Statement” has the meaning set forth in Section 3.5(b)(i);

“Final Statements” means collectively the Final Inventories Statement, the Final Net Working Capital Statement, the Final Cash Statement and the Final Indebtedness Statement;

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements, copies of which are set forth in Part 1 of Schedule 1.1;

“FTC” has the meaning set forth in Section 2.2(d);

“GAAP” has the meaning set forth in Section 1.7;

“Government Authority” means any government, regulatory or administrative authority, government department, agency, commission, board, tribunal or court having jurisdiction on behalf of any country, province or state or subdivision thereof or any municipality, district or subdivision thereof;

“Governor-in-Council” has the meaning set forth in the Interpretation Act, R.S.C. 1985, c. I-21;

“GST” means the goods and services tax imposed under the ETA;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the United States Federal Trade Commission;

“Hunting” has the meaning set forth in the preamble hereto;

“Hunting Circular” means the circular to be sent to the Hunting shareholders containing a notice convening a general meeting of Hunting at which it is intended to seek the Hunting shareholders’ approval of the Purchase upon the terms of this Agreement;

“Hunting General Meeting” has the meaning set forth in Section 2.2(e)(i);

“Indebtedness” of a Person means (i) all liabilities and obligations of such Person for borrowed money (including any accrued and unpaid interest), (ii) obligations in excess of $50,000 in respect of capitalized leases, (iii) any guarantee of the obligations of another Person (other than a member of the Corporate Group) with respect to any of the foregoing and (iv) including, with respect to the Corporation and its Subsidiaries, the Intercorporate Debt, the obligations of the Corporate Group pursuant to the Subsidiary Guarantee Agreement and the Corporate Group Guarantees;

“Indemnified Party” and “Indemnifying Party” have the respective meanings set forth in Section 12.3;

“Intercorporate Debt” means any Indebtedness due and owing by any members of the Corporate Group to Hunting, the Vendor or any of their respective Affiliates (not including members of the Corporate Group), including, without limitation, any and all amounts owing under the Management Agreement up to and including the Closing Date;

“Interim Financial Statements” means the unaudited balance sheet of the Corporation and its Subsidiaries and the related unaudited statement of income and retained earnings and statement of cash flows of the Corporation and its Subsidiaries as of and for the five (5) month period ended May 31, 2008, which Interim Financial Statements are not prepared in accordance with GAAP but are prepared on a basis that is consistent with the interim financial statements prepared in the Ordinary Course of the Businesses;

“Inventories” means inventories of crude oil, natural gas, natural gas liquids, diluents, asphalt and other products, materials and supplies in the possession of any member of the Corporate Group as of Closing to be used or consumed by any member of the Corporate Group or sold to third parties;

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c.28 (1st Supp.);

“Investment Canada Act Approval” means the receipt by the Purchaser of a notice sent by the Minister under the Investment Canada Act in respect of a reviewable transaction stating that the Minister is satisfied that the reviewable transaction is likely of net benefit to Canada or the Minister is deemed to be so satisfied pursuant to section 21(2) of the Investment Canada Act;

“Loss” or “Losses” means, in respect of a Party and in relation to any matter, all reasonable and properly incurred losses, liabilities, demands, actions, fines, expenses, costs, damages, assessments or judgments which such Party suffers, sustains, pays or incurs in connection with such matter or circumstance and includes reasonable costs of legal counsel (on a solicitor and client basis) and other professional advisors and consultants and reasonable costs of investigating and defending Claims arising from such matter, regardless of whether such Claims are sustained, and includes all Taxes arising thereon, but does not include consequential or indirect losses or losses of profits or revenues;

“Management Agreement” means any arrangement or arrangements, whether written or verbal, made between Hunting and/or any Affiliate of Hunting and the Corporation with respect to the provision of management services to the Corporation or the Corporate Group in consideration for payment by the Corporation or the Corporate Group of management fees;

“Marketing Period” shall mean the first thirty consecutive calendar day period after September 4, 2008 throughout which (i) the Purchaser shall have the Required Financial Information that the Vendor is required to provide to the Purchaser pursuant to Section 7.11; provided, however, solely for the purposes of this definition, Required Financial Information shall not be deemed to include any financial or other information requested by the Purchaser after thirty (30) days following Execution and (ii) the Corporation’s independent registered public accounting firm shall have not withdrawn its audit opinions for any historical audited financial statements of the Corporation included in the Required Financial Information; provided, that if the Corporation’s independent registered public accounting firm shall have withdrawn its opinion with respect to any historical audited financial statements of the Corporation included in the Required Financial Information or does not consent to the use of its audit opinion with respect to any such audited financial statements audited by such firm in any bank book or other offering documents or other marketing materials reasonably requested by the Purchaser in connection with the marketing of its debt financing, the Marketing Period shall not be deemed to have commenced until such firm, or such other independent registered public accounting firm performs an audit of such audited financial statements, (x) issues an opinion with respect to such audited financial statements and/or (y) consents to the use of its audit opinion with respect to such audited financial statements, as applicable;

“Material” means of such nature or amount as would reasonably be regarded as material in relation to the Corporate Group or the Businesses as a whole or to the capital, condition (financial or otherwise) or results of operations or to the Assets of the Corporate Group, as a whole, and “Materially” has a corresponding meaning;

“Material Adverse Effect” means any effect, circumstance or change (financial or otherwise) that, individually or in the aggregate with other effects, circumstances or changes has or could reasonably be expected to have an adverse effect on (A) the Businesses, the Assets or liabilities or the results of operations of the Corporate Group, taken as a whole, and that has or could reasonably be expected to cause a reduction in the value of the Purchased Shares in excess of ten percent (10%) of the Purchase Price, including without limitation, as a result of a reduction in the value of the Assets (including as a result of loss of any such Assets, title defects in any such Assets, the impairment or loss of interests in any such Assets or the forfeiture or non-existence of any such Assets)  or (B) the validity or enforceability of this Agreement against Vendor or Hunting; provided that none of the following shall be considered to be an effect, circumstance or change (financial or otherwise) for the purpose of determining whether a Material Adverse Effect has occurred: (i) any effect resulting from changes in Canada, the United States or the global economy as a whole or any changes of fiscal or monetary policies of a Government Authority; (ii) any effect resulting from changes in general economic, financial, currency exchange, securities or commodity market conditions in the industry in which any member of the

Corporate Group operates; or (iii) any change or effect resulting from changes in Applicable Laws;

“Net Working Capital” means an amount, whether positive or negative, the following relevant components of which (other than with respect to Pre-Closing Straddle Period Taxes) are calculated in accordance with GAAP and in a manner consistent with the Audited Financial Statements, as of the close of business on the Closing Date, equal to, on a consolidated basis, the Corporate Group’s:

(a)                                  total current assets, but excluding therefrom (i) Cash; (ii) Excluded Tax Assets;  and (iii) the current portion of future tax assets, minus,

(b)                                 total current liabilities, but excluding therefrom the current portion of Indebtedness, and the current portion of future tax liabilities, minus

(c)                                  without duplication, Pre-Closing Straddle Period Taxes;

“Ordinary Course” means, with respect to an action or actions taken by a Person, that such action or actions is or are consistent with the past practices of the Person and is or are taken in the ordinary course of normal day-to-day operations of that Person and, when used with reference to the Corporation and the Subsidiaries, specifically includes any transfers of any of the Assets between or among the Corporation and the Subsidiaries or any of the Subsidiaries and any arrangements or agreements between or among the Corporation and the Subsidiaries or between or among any of the Subsidiaries;

“Overpaid Tax” means any Taxes that have been paid before Closing by the Corporation or any Subsidiary with respect to periods (or portions thereof) that end on or before the Closing Date that are in excess of the amount of Taxes that are determined to be payable in respect of periods (or the portions thereof) that end on or before Closing.  For the purpose of calculating Overpaid Tax, Excluded Tax Assets shall be included in Overpaid Tax at the time received by (or applied as a credit against Taxes that are not the subject of a Tax Dispute in favour of) the Corporation or any Subsidiary and not before that time;

“Parties” means Hunting, the Vendor, the Purchaser and their respective successors and permitted assigns hereunder and “Party” means one of them;

“Permit” means any license, authorization, consent, franchise, registration, variance, certificate, permit or approval issued by any applicable Government Authority and includes, without limitation, any Environmental Approval held by the Corporation or any Subsidiary;

“Permitted Encumbrances” means (a) liens for Taxes, assessments or other claims by a Government Authority not yet due or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by the Vendor or its Subsidiaries therefor; (b) mechanics’, carriers’, workers’, repairers’ and similar liens or inchoate liens, in each case arising or incurred in the Ordinary Course of the Businesses; (c) zoning, easements, rights-of-way, servitudes, entitlement and other land use regulations or restrictions in respect of the Assets by Government Authorities, whether or not recorded, (d) such other imperfections in title, charges, easements, restrictions and encumbrances or terms and conditions of Permits or Contracts which do not Materially detract from or diminish the value of or Materially interfere with the present use of such property (real or personal) or Asset used in the Businesses; (e) statutory exceptions to title and Encumbrances that secure the secured debt of the Corporation and any Subsidiary created to finance the purchase of property or Assets made in the Ordinary Course of the Businesses; (f) liens in respect of leases, capital leases, or conditional sales of Equipment entered into the Ordinary Course of the Businesses; (g) government requirements of general application, including those restricting production rates or other operational matters; (h) terms and conditions of any Permit disclosed in the Data Room; (i) any Encumbrance of a Third Party’s interest in the Assets or any part thereof; and (j) the Substantial Contracts;

“Person” means any individual, sole proprietorship, partnership, limited or general partnership, corporation, limited or unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, Government Authority or any other entity or a natural person in such person’s capacity as trustee, executor, administrator or other legal representative;

“Personal Information” means information about an Employee that can be disclosed under Privacy Laws;

“Pre-Closing Straddle Period Taxes” means Taxes of the Corporation or any of the Subsidiaries that are allocable under this Agreement to the portion of any Straddle Period that ends on the Closing Date including, with respect to a Corporation or any Subsidiary that owns an interest in a partnership, the Taxes that would be payable by such Corporation or Subsidiary if the fiscal period of the partnership ended on the Closing Date using in computing income taxes, in the case of MP Energy Partnership, the applicable income tax rate for 2008 and, in the case of Gibson Energy Partnership, the applicable income tax rate for 2009. For purposes of this Agreement, the amount of any Tax that is allocable to the portion of a Straddle Period that ends on the Closing Date shall be determined as follows:

(a)                                  the portion of any Tax determined by reference to income, capital gains, sales, use or similar items or resulting from the transfer of assets or payments shall be allocated to the portion of a Straddle Period that ends on the Closing Date by assuming that a Tax Return with respect to such Taxes was filed for the portion of the Straddle Period that ends on the Closing Date based on a closing of the books methodology (e.g.,  income generated and currently deductible expenses incurred on or prior to the Closing Date shall be allocated to the portion of the Straddle Period that ends on the Closing Date); and (ii) the portion of any other Tax shall be allocated to the portion of a Straddle Period that ends on the Closing Date by multiplying the amount of Taxes for the entire period by a fraction, the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period (and the portion of applicable expenses, deductions or credits shall be determined by multiplying the deductible amount of such expenses, deductions or credits for the entire period by a fraction, the numerator of which is the number of days of the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period),

(b)                                 in determining the income Taxes of the Corporation or Subsidiary that are allocable to the portion of a Straddle Period that ends on the Closing Date any balance of non-capital losses (within the meaning of the Tax Act) of the Corporation or any Subsidiary that exists and is available for deduction immediately following the Closing Date shall be applied to reduce the taxable income of the Corporation or any Subsidiary for the portion of such Straddle Period ending on the Closing Date, and

(c)                                  Pre-Closing Straddle Period Taxes shall not include Taxes arising out of the transactions consummated pursuant to any part of the Reorganization;

“Preliminary Inventories Statement” means the statement of Inventories attached as Part 2 of Schedule 3.4(a);

“Preliminary Net Working Capital Statement” means the statement of Net Working Capital attached as Part 1 of Schedule 3.4(a);

“Prime Rate” means the rate of interest, expressed as a rate per annum, designated by the main branch in Calgary, Alberta of the Royal Bank of Canada as the reference rate used by it to determine rates of interest charged by it on Canadian dollar commercial loans made in Canada and that is announced by such bank, from time to time, as its prime rate, provided that whenever such bank announces a change in such reference rate, the “Prime Rate” shall correspondingly change effective on the date the change in such reference rate is effective;

“Privacy Laws” means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including pursuant to the Personal Information Protection and Electronic Documents Act, R.S.C. 2000, c.5, and/or any comparable Applicable Law (including the Personal Information Protection Act, R.S.A. 2000, c.P-6.5);

“Purchase” has the meaning set forth in Section 2.1;

“Purchase Price” means $1,100,000,000;

“Purchased Shares” means all issued and outstanding Class A common shares and all issued and outstanding Class B common shares of the Corporation;

“Purchaser” has the meaning set forth in the preamble hereto;

“Purchaser’s Counsel” means Latham & Watkins LLP or Bennett Jones LLP, as applicable;

“Purchaser Cure Period” has the meaning set forth in Section 10.3(c);

“Qualifying Claim” means any single Claim or Loss that results or could reasonably be expected to have a value in excess of Two Hundred and Fifty Thousand ($250,000) Dollars for such single Claim or Loss;

“Records” means any and all Contracts, Financial Statements, Tax Returns, policies, reports, Permits, books of account, accounting records and all documents, books, information, records and data respecting the Corporate Group, the Businesses or the Assets in the custody or control of the Vendor or any of the Corporate Group;

“Regulatory Approval” means any approval or consent of any Government Authority required for the consummation of the transactions contemplated hereby;

“Related Party” means, in reference to a Party:

(a)                                  its Affiliates, successors and assigns,

(b)                                 its directors, officers and employees,

(c)                                  its Affiliates’ directors, officers and employees, and

(d)                                 its Representatives;

“Reorganization” means the Tax reorganization transactions to be completed immediately prior to the Time of Closing substantially as described in Schedule 1.1 - Part 4 and as modified pursuant to Sections 7.14(a) or 7.14(b);

“Reorganization Objectives” has the meaning set forth in Section 7.14(a);

“Representatives” means, in reference to a Party, it and its Affiliates’ respective directors, officers, employees, representatives, agents, legal counsel, consultants and professional advisors;

“Required Consents and Approvals” has the meaning set forth in Section 31 of Schedule 4.1;

“Required Financial Information” has the meaning set forth in Section 7.11;

“Section 116 End Date” has the meaning set forth in Section 3.4(b);

“Senior Officers” has the meaning set forth in Section 1.17;

“Settlement Date” has the meaning set forth in Section 3.5(d);

“Specified Person” has the meaning set forth in Section 10.4(c);

“Standard Accounting Forms” means the Vendor’s standard forms to be completed by the Corporation in respect of the Corporate Group on a semi-annual basis;

“Straddle Period” means any tax period that commences before the Closing Date and ends following the Closing Date, including any such fiscal period of a partnership;

“Subsequent Disclosure” has the meaning set forth in Section 4.1(f);

“Subsidiaries” means the Substantial Subsidiaries, together with the additional entities listed in Part 3 of Appendix 10 to Schedule 4.1 hereof;

“Subsidiary Guarantee Agreement” has the meaning set forth in Section 3.6(a);

“Substantial Assets” means Assets that are Material;

“Substantial Contract” means any Contract:

(a)                                  involving payments by or to, or obligations of or to, any member of the Corporate Group of more than $10,000,000 in any consecutive twelve (12) month period and that cannot be terminated by the Corporation or applicable Subsidiary or Subsidiaries without penalty upon notice of three (3) months’ or less, or

(b)                                 evidencing Indebtedness or guarantees for borrowed money or the deferred purchase price of property, excepting:

(i)                                     any guarantees by the Corporation of any obligations of the Subsidiaries,

(ii)                                  any guarantees by any of the Subsidiaries of any obligations of the Corporation or the other Subsidiaries,

but does not include Employee Plans or any Contracts exclusively between the Corporation and one or more Subsidiaries or between or among the Subsidiaries;

“Substantial Corporate Subsidiaries” means those subsidiary corporations of the Corporation listed in Part 1 of Appendix 10 to Schedule 4.1;

“Substantial Partnership Subsidiaries” means those subsidiary partnerships listed in Part 2 of Appendix 10 to Schedule 4.1;

“Substantial Subsidiaries” means the Substantial Corporate Subsidiaries and the Substantial Partnership Subsidiaries;

“Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Government Authority, whether as a primary obligor or as a result of being a transferee of another Person or a member of an affiliated, consolidated, unitary or combined group, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof (including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, premium, taxes on insurance premiums, business, franchising, severance, property, ad valorem, fuel, gas import, custom duties, employer health, payroll, employment, health, social services, education and social security taxes, surtaxes, customs duties and import and export taxes, licence, franchise and registration fees and employment insurance, health insurance and federal, provincial and other government pension plan premiums or contributions), and “Tax” has a corresponding meaning;

“Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.);

“Tax Claim” has the meaning set forth in Section 8.4(a);

“Tax Dispute” means a dispute or issue arising between the CRA or another applicable taxing agency and Hunting, the Vendor or any member of the Corporate Group in respect of the Vendor or any member of the Corporate Group with respect to a period (or portion thereof) that ends on or before the Closing Date;

“Tax Escrow Amount” has the meaning set forth in Section 3.4(b);

“Tax Return” means all returns, declarations, designations, forms, schedules, reports and other documents of every nature whatsoever required to be filed with any Government Authority with respect to any Taxes including any amendments or supplements thereto;

“Tax Threshold Amount” has the meaning set forth in Section 6.4;

“Terminating Purchaser Breach” has the meaning set forth in Section 10.3(c);

“Terminating Vendor Breach” has the meaning set forth in Section 10.3(b);

“Termination Date” means January 2, 2009 or such other date as the Parties may agree upon in writing;

“Third Party” has the meaning set forth in Section 12.5;

“Third Party Claim” has the meaning set forth in Section 12.3;

“Threshold Amount” has the meaning set forth in Section 6.2;

“Time of Closing” means 10:00 a.m. (local Calgary time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually agree upon;

“Vendor” has the meaning set forth in the preamble hereto;

“Vendor’s Counsel” means Fraser Milner Casgrain LLP;

“Vendor Cure Period” has the meaning set forth in Section 10.3(b); and

“Vendor’s Insurance” has the meaning set forth in Section 7.5(c)(i).

1.2                               Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.3                               Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.4                               Headings, etc.

The division of this Agreement into Articles, Sections, Schedules and Appendices, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules and Appendices to Articles, Sections, Schedules and Appendices refer to Articles, Sections, Schedules and Appendices of and to this Agreement or of the Schedules and Appendices in which such reference is made.  All references to the words “herein”, “hereof”, “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule or Appendix hereof, unless expressly stated.

1.5                               Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6                               Calculation of Time Periods

Unless otherwise specified in this Agreement, when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period shall be excluded and the day upon which such act is to be done or step taken shall be included.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding day that is a Business Day.

1.7                               Accounting Principles

Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles prescribed by the Canadian Institute of Chartered Accountants or any successor institute (referred to herein as “GAAP”), applicable on a consolidated basis in effect as at the Closing Date in accordance with generally accepted accounting principles, applied consistently with prior periods.  All accounting terms used in this Agreement or in any document delivered in conjunction herewith or referred to herein shall have the meanings assigned to them in accordance with GAAP, unless expressly stated herein otherwise.

1.8                               Statutory References

Any reference in this Agreement to a statute shall be a reference to the statute and the regulations made pursuant thereto as amended or superseded, from time to time, either before or after the date hereof, unless otherwise stated or the context otherwise requires, provided Hunting’s or the Vendor’s liability shall not be increased or amended as a result of any statutory amendment taking effect subsequent to the date of this Agreement.

1.9                               Entire Agreement

This Agreement, including its Schedules and Appendices, and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions between the Parties, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided and except for the Confidentiality Agreement.

1.10                        Time of Essence

Time shall be the essence of this Agreement.

1.11                        Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with and the respective rights and obligations of the Parties shall be governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein, without application of the principles of conflicts of law.

1.12                        Attornment

The Parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by courier to the addresses of the Parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either Party in such court.  The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

1.13                        Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

1.14                        Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either Party unless consented to in writing by such Party.  No waiver of any provision of this

Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.15                        Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1 - Part 1	-	Financial Statements
Schedule 1.1 - Part 2	-	BVI Structure
Schedule 1.1 - Part 3	-	Deposit Escrow Agreement
Schedule 1.1 - Part 4	-	Reorganization
Schedule 1.17	-	Knowledge
Schedule 3.4 - Part 1	-	Preliminary Net Working Capital Statement
Schedule 3.4 - Part 2	-	Preliminary Inventories Statement
Schedule 4.1	-	Representations and Warranties of the Vendor
Appendices to Schedule 4.1
10	-	Subsidiaries
11	-	Breach/Violation
14	-	Litigation
15	-	Commitments
17	-	Changes since Balance Sheet Date
18	-	Liabilities
19	-	Laws and Permits
20	-	Substantial Contracts
21	-	Real Property (owned and leased)
22	-	Other Substantial Assets
23	-	Taxes
24	-	Environmental Law Violations
25	-	Employment Matters
26	-	Intellectual Property
27	-	Insurances
31	-	Required Consents and Approvals
32	-	Take or Pay Obligations
35	-	Affiliate Transactions
Schedule 4.2	-	Representations and Warranties of the Purchaser

1.16                        Conflicts

Where any provision of any Schedule or Appendix attached to this Agreement or any ancillary document conflicts or is at variance with any provision in the body of this Agreement, the provision in the body of this Agreement shall prevail.

1.17                        Knowledge

Any reference in this Agreement (including in the Schedules) to “the knowledge” or “to the best of the knowledge” of the Vendor, the Corporation or a Subsidiary or of which the Vendor, the Corporation or any Subsidiary is “aware” will be deemed to mean a reference to the actual knowledge of the applicable individuals set forth in Schedule 1.17 (the “Senior Officers”) without further investigation or inquiry except as expressly set forth in this Agreement.

1.18                        Interpretation if Closing Does Not Occur

If Closing does not occur, each provision hereof that presumes that the Purchaser has acquired the Purchased Shares shall be construed as having been contingent on Closing having occurred.

1.19                        No Limitation

The words “include” and “including” as used herein do not connote limitations in any way.

1.20                        Determination of Material Adverse Effect

In the event of any dispute between the Vendor and the Purchaser as to a Material Adverse Effect, the determination as to whether a Material Adverse Effect has occurred shall be made by an independent expert arbitrator mutually agreed upon by the Parties, who shall arbitrate such matter pursuant to the applicable provisions of the Arbitration Act.  The Parties shall use commercially reasonable efforts to cause such independent expert arbitrator to render its decision within sixty (60) days of its appointment hereunder.  The decision of the arbitrator, in the absence of manifest error, shall be final and binding upon the Parties.  Failing agreement of the Parties on the choice of an independent expert arbitrator, such independent expert arbitrator shall be appointed by a court of law having jurisdiction in the Province of Alberta.  The costs of the independent expert arbitrator shall be apportioned between the Vendor and the Purchaser as such apportionment is determined by the independent expert arbitrator.  In the event of any such dispute, until the earlier of (i) the date any such dispute has been settled between the Vendor and the Purchaser or (ii) the date any such dispute has been finally determined by the independent expert arbitrator appointed pursuant to this Section 1.20, any right of the Purchaser or the Vendor to terminate this Agreement pursuant to Section 10.3(b) or Section 10.3(c) respectively, including without limitation, with respect to the Closing not having occurred on or before the Termination Date, shall be suspended until thirty (30) days after such date.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1                               Purchase of Purchased Shares

Subject to the provisions of this Agreement, at the Time of Closing the Vendor shall sell, assign, transfer, convey and set over to the Purchaser and the Purchaser shall purchase from the Vendor the Purchased Shares free and clear of all Encumbrances in consideration of the payment by the Purchaser to the Vendor of the Purchase Price, payable as provided for in this Agreement (the “Purchase”).

2.2                               Fulfillment of Conditions Precedent

(a)                                  Each of the Parties will, in furtherance of the agreement set forth in Section 2.1, timely and diligently take all actions reasonably necessary and will cooperate with and provide reasonable assistance to the other in order to ensure the fulfillment of the conditions precedent set forth in Sections 10.1 and 10.2, including, without limitation, the preparation and filing, as promptly as practicable, of any filings or applications required, or considered advisable by the Parties, each acting reasonably, in relation to Regulatory Approvals.  As soon as reasonably practicable, the Vendor (with certification where required) shall provide all information and documents reasonably required in respect of the Corporation and its Subsidiaries and take all steps reasonably required hereunder and shall provide to the Purchaser all information and documents in its possession or control that are reasonably required in order to complete and submit filings and applications necessary to obtain the Regulatory Approvals.

(b)                                 Without limiting Section 2.2(a), as soon as reasonably practicable following Execution, the Purchaser shall prepare and submit to the Investment Review Division of Industry Canada an application for review and shall provide such undertakings, as the Purchaser, reasonably, considers appropriate, to submit the application for review to the Minister for his approval.  The Vendor shall provide the Purchaser with such information as may be reasonably requested by the Purchaser in order to prepare and file such application.  The Purchaser shall give to the Vendor a reasonable opportunity to review and comment upon the application prior to its submission.  The Purchaser shall provide the Vendor with the acknowledgement of receipt given by the Investment Review Division of Industry Canada forthwith upon receipt of same by the Purchaser.

(c)                                  Without limiting Section 2.2(a), the Vendor and the Purchaser shall prepare and file as promptly as practicable with the Competition Bureau (Canada), any required Competition Act Notification and each Party shall furnish the other Party with such information as may be reasonably necessary in order to prepare and file such notifications.  The Parties shall keep each other apprised of the status of any communications with the Competition Bureau (Canada).  The Purchaser shall be responsible for applicable filing fees in connection with any Competition Act Notification.

(d)                                 Without limiting Section 2.2(a), the Vendor and the Purchaser shall prepare and file, as promptly as practicable with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act.  Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.  Each Party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.  The Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act.  Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act.  The Purchaser shall be responsible for applicable fees in connection with notification under the HSR Act.

(e)                                  Without limiting Section 2.2(a), subject to the terms and conditions of this Agreement and to receiving all necessary approvals from the U.K. Listing Authority, Hunting will, as soon as reasonably practicable but in any case within twenty (20) Business Days of Execution, post the Hunting Circular to the shareholders of Hunting containing:

(i)                                     a notice to duly convene a general meeting of Hunting’s shareholders (the “Hunting General Meeting”), to be held on a date that is (subject to the requirements of Applicable Laws and Hunting’s articles of association) as soon as reasonably practicable after the date of the posting of the Hunting Circular for the purpose of passing such shareholders’ resolutions as shall be necessary to approve the Purchase upon the terms hereof; and

(ii)                                  subject to the fiduciary and statutory duties of the directors of Hunting, a recommendation from the directors of Hunting to the shareholders of Hunting to vote in favour of a resolution to approve the Purchase upon the terms of this Agreement.

(f)                                    The Purchaser shall cooperate with Hunting in providing all information relating to the Purchase and the Purchaser as is required by Hunting to prepare the Hunting Circular and Hunting agrees to consult with the Purchaser in respect of any references in the Hunting Circular to the Purchaser, an Affiliate of the Purchaser, the Purchase, this Agreement or any of the documents referred to in this Agreement.

(g)                                 Subject to the fiduciary and statutory duties of the directors of Hunting, neither the board of directors of Hunting nor any committee thereof shall withdraw, propose to withdraw or modify in a manner that reasonably could be deemed to be adverse to the Purchaser its recommendation to the shareholders of Hunting to vote in favour of the adoption of this Agreement or the Purchase.

ARTICLE 3
PURCHASE PRICE

3.1                               Closing Cash Payment

At Closing, the Purchaser shall pay to the Vendor an amount (the “Closing Cash Payment”) equal to:

(a)                                  the Purchase Price;

(b)                                 less, the Deposit and the Deposit Interest;

(c)                                  plus, the Estimated Closing Date Cash;

(d)                                 less, the Estimated Closing Date Indebtedness;

(e)                                  plus, the Estimated Net Working Capital (if positive) or minus, the Estimated Net Working Capital (if negative); and

(f)                                    less, the Tax Escrow Amount, if any.

3.2                               Deposit

Concurrently with Execution, the Purchaser has deposited with the Vendor’s Counsel, and the Vendor hereby acknowledges receipt from the Purchaser of the Deposit.  The Deposit shall be held in trust, in accordance with the Deposit Escrow Agreement, by the Vendor’s Counsel in an interest-bearing trust account with the Deposit Interest accrued thereon to be for the benefit of the Party specified in this Agreement.  The Parties agree that the Deposit and the Deposit Interest shall be released from trust by the Vendor’s Counsel and paid as follows (less applicable withholding Taxes):

(a)                                  if the Closing occurs, the Deposit and the Deposit Interest shall be released from trust, applied toward satisfaction of the Purchase Price and paid to the Vendor at the Time of Closing;

(b)                                 if the Closing has not occurred due to a default by the Purchaser resulting in a Terminating Purchaser Breach that is not cured during the Purchaser Cure Period and the Vendor terminates this Agreement pursuant to Section 10.3(c), the Deposit and the Deposit Interest shall be forfeited to the Vendor, as liquidated damages and not as a penalty;

(c)                                  subject to Section 10.4(d), if the Closing has not occurred due to a default by the Vendor resulting in a Terminating Vendor Breach that is not cured during the Vendor Cure Period and the Purchaser terminates this Agreement pursuant to Section 10.3(b), the Deposit and the Deposit Interest shall be promptly paid to the Purchaser; and

(d)                                 subject to Section 10.4(d), if the Closing has not occurred for any reason other than a Terminating Purchaser Breach or a Terminating Vendor Breach and this Agreement has been terminated pursuant to Section 10.3, the Deposit and Deposit Interest shall be promptly paid to the Purchaser.

In the event of any dispute arising between the Vendor and the Purchaser as to the payment of the Deposit, the Parties shall refer the dispute to the Court of Queen’s Bench of Alberta and the Deposit and any Deposit Interest shall be paid into a court or otherwise deposited with a court of competent jurisdiction in Calgary, Alberta pursuant to the terms of the Deposit Escrow Agreement.

3.3                               Manner of Payment of Purchase Price

Payments to the Vendor or to the Vendor’s Counsel on account of the Purchase Price shall be made by way of wire transfer in same day Canadian funds to such account as the Vendor and/or the Vendor’s Counsel shall advise the Purchaser in writing at least three (3) Business Days prior to the Closing Date.

3.4                               Section 116 Certificate

(a)                                  The Vendor shall deliver or cause to be delivered to the Purchaser at or prior to Closing a certificate in respect of the proposed sale of the Purchased Shares issued by the Minister of National Revenue pursuant to subsection 116(2) of the Tax Act (the “Certificate of Proposed Disposition”) that specifies a certificate limit (as that term is defined in subsection 116(2) of the Tax Act) (the “Certificate Limit”) that is at least equal to the amount paid at Closing, including the Closing Cash Price and the Deposit.  An amended or replacement certificate of disposition (an “Amended Certificate”) or an additional certificate in respect of the actual sale of the Purchased Shares issued by the Minister of National Revenue pursuant to subsection 116(4) of the Tax Act (an “Additional Certificate”)  shall be delivered to the Purchaser by the Vendor at or prior to the date of payment of an Adjustment Amount pursuant to Section 3.5(g) to reflect the additional consideration, if any, agreed upon on the Settlement Date to be paid to the Vendor under Section 3.5(e).

(b)                                 Should a Certificate of Proposed Disposition that specifies a Certificate Limit that is not less than the sum of (i) the Closing Cash Payment, plus (ii) the Deposit, plus (iii) the Estimated Closing Date Cash, plus (iv) the Tax Escrow Amount, if any (the “Closing Date Consideration”), not be issued prior to September 30, 2008 (the “Section 116 End Date”), the Purchaser shall be entitled to withhold from the Closing Date Consideration payable at the Time of Closing to the Vendor in respect of the Purchased Shares an amount equal to twenty-five percent (25%) of the amount by which the Closing Date Consideration exceeds the Certificate Limit specified in the Certificate of Proposed Disposition, if any (the “Tax Escrow Amount”).

(c)                                  If the Certificate of Proposed Disposition has not been delivered by the Vendor to the Purchaser on or prior to the Time of Closing, the Tax Escrow Amount, if any, shall be paid at the Time of Closing by the Purchaser to the Escrow Agent agreed upon by the Vendor and the Purchaser, each acting reasonably, in trust subject to the terms of an escrow agreement in an agreed upon form to be executed as of or prior to the Closing Date among the Vendor, the Purchaser and the Escrow Agent.  The Tax Escrow Amount, pursuant to such escrow agreement, shall be held by the Escrow Agent in trust in an interest bearing trust account for the Purchaser to the extent of the Purchaser’s obligations under subsection 116(5) of the Tax Act and the balance of the Tax Escrow Amount (together with any interest earned thereon), remaining after such obligations have been satisfied, for the benefit of the Vendor.  If the Vendor does not provide a Certificate of Proposed Disposition to the Purchaser and the Escrow Agent within twenty-nine (29) days after the end of the month in which the Closing Date occurs then the Escrow Agent shall remit the Tax Escrow Amount to the Receiver General for Canada at that time, unless the Vendor delivers to the Purchaser written confirmation from the CRA that the time for remittance of Tax in accordance with subsection 116(5) of the Tax Act is extended beyond the time stipulated therein (a “Comfort Letter”), in which case, the Tax Escrow Amount (together with any interest earned thereon) paid to the Escrow Agent shall be distributed by it in accordance with this Section 3.4 and the escrow agreement, subject to the terms of such Comfort Letter.  The Escrow Agent shall have no obligation with respect to any Party’s obligations under section 116 of the Tax Act, other than the distribution of the Tax Escrow Amount (together with any interest earned thereon) in accordance herewith and shall not, by reason of it holding such Tax Escrow Amount (together with any interest earned thereon) be disqualified from acting and continuing to act for the Purchaser with respect hereto.

(d)                                 If the Tax Escrow Amount has been paid to the Escrow Agent and the Vendor receives notification from the CRA requesting the remittance of funds in order to provide a Certificate of Proposed Disposition then it shall notify the Escrow Agent who shall forthwith remit the amount of funds that may be required by the CRA to the Receiver General for Canada to enable the CRA to issue a Certificate of Proposed Disposition with a Certificate Limit equal to the Closing Date Consideration and upon receipt by the Vendor of a Certificate of Proposed Disposition with a Certificate Limit equal to the Closing Date Consideration, the Vendor shall forthwith deliver a copy of such Certificate of Proposed Disposition to the Purchaser and the Escrow Agent shall promptly pay to the Vendor any amount of the Tax Escrow Amount (together with any interest earned thereon) that is not required to be paid to the Receiver General for Canada.

(e)                                  If the Vendor receives a Certificate of Proposed Disposition with a Certificate Limit equal to the Closing Date Consideration, then it shall notify the Escrow Agent who shall forthwith pay to the Vendor the Tax Escrow Amount remaining after any payment made under Section 3.4(d) (together with any interest earned thereon) and the Vendor shall deliver to the Purchaser a copy of such Certificate of Proposed Disposition.

(f)                                    Any of the Tax Escrow Amount paid on behalf of Purchaser to the Receiver General for Canada under Section 3.4(c) or (d) shall be credited as a payment to the Vendor on account of the Purchase Price.

3.5                               Adjustment of Purchase Price

(a)                                  Not less than five (5) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Vendor, acting in good faith, shall prepare and deliver to the Purchaser:

(i)                                     a statement (the “Estimated Net Working Capital Statement”) estimating the Net Working Capital as at the Closing Date (the “Estimated Net Working Capital”) calculated in a manner consistent with the Preliminary Net Working Capital Statement and with the amounts upon which such statements have been based determined in accordance with GAAP;

(ii)                                  a statement (the “Estimated Inventories Statement”) estimating the Inventories as at the Closing Date (the “Estimated Inventories”) calculated in a manner consistent with the Preliminary Inventories Statement and with the amounts upon which such statements have been based determined in accordance with GAAP;

(iii)                               a statement (the “Estimated Closing Date Cash Statement”) estimating the Cash of the Corporation and its Subsidiaries as at the Closing Date, determined without giving effect to the consummation of the Purchase or any financing transactions in connection therewith (the “Estimated Closing Date Cash”) and with the amounts upon which such statement has been based determined in accordance with GAAP; and

(iv)                              a statement (the “Estimated Closing Date Indebtedness Statement”) estimating the Indebtedness of the Corporation and its Subsidiaries as at the Closing Date, determined without giving effect to the consummation of the Purchase or any financing transactions in connection therewith (the “Estimated Closing Date Indebtedness”).

(b)                                 As soon as is practicable and in any event not later than ninety (90) days following the Closing Date, the Purchaser shall prepare (and cause the Accountants to audit) and deliver to the Vendor:

(i)                                     an audited consolidated balance sheet of the Corporate Group (the “Final Balance Sheet”) and an updated Net Working Capital statement (the “Final Net Working Capital Statement”) calculating the actual Net Working Capital as at the Closing Date based on the Final Balance Sheet and with the amounts upon which such statement has been based determined in accordance with GAAP.  The Final Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the Audited Financial Statements;

(ii)                                  an updated Inventories statement (the “Final Inventories Statement”) calculated in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the Audited Financial Statements and with the amounts upon which such statement has been based determined in accordance with GAAP;

(iii)                               an updated Cash statement (the “Final Cash Statement”) calculating the actual Cash of the Corporation and its Subsidiaries as at the Closing Date, determined without giving effect to the consummation of the Purchase or any financing transactions in connection therewith (the “Closing Date Cash”) calculated in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the Audited Financial Statements and with the amounts upon which such statement has been based determined in accordance with GAAP; and

(iv)                              an updated Indebtedness statement (the “Final Indebtedness Statement”) calculating the actual Indebtedness of the Corporation and its Subsidiaries as at the Closing Date, determined without giving effect to the consummation of the Purchase or any financing transactions in connection therewith (the “Closing Date Indebtedness”) calculated in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the Audited Financial Statements.

During the period of thirty (30) days following the delivery of the Final Statements to the Vendor, the Purchaser shall grant to the Vendor and its Representatives access to any documents and materials and to the officers of the Corporate Group as requested by the Vendor to enable the Vendor to review the Final Statements and to prepare the Vendor’s Standard Accounting Forms concerning the Corporate Group, the Assets and the Businesses.

(c)                                  If the Vendor shall disagree with the Final Statements, it shall notify the Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Final Statements.  In the event that the Vendor does not provide such a notice of disagreement within such thirty (30) day period, the Vendor shall be deemed to have accepted the Final Statements delivered by the Purchaser, which shall be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is provided within such thirty (30) day period, the Purchaser and the Vendor shall use commercially reasonable efforts for a period of thirty (30) additional days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Final Statements.  If, at the end of such period, they are unable to resolve such disagreements, then the Vendor or the Purchaser may refer the matter in dispute to the decision of an agreed upon single expert arbitrator pursuant to the provisions of the Arbitration Act, whose decision, in the absence of manifest error, shall be final and bind the Vendor and the Purchaser.  The Final Statements shall reflect the determination of such expert arbitrator.  The costs of arbitration shall be apportioned between the Vendor and the Purchaser as determined by the said arbitrator.  In the event the Vendor and the Purchaser cannot agree upon a single expert arbitrator, they shall refer the appointment to the determination of the Court of Queen’s Bench of Alberta.

(d)                                 The date upon which the Final Statements are accepted, agreed upon or determined pursuant to Section 3.5(c) is the “Settlement Date”, which shall be not more than one hundred and eighty (180) days from the Closing Date or such other time period as determined by the expert arbitrator or the Court under Section 3.5(c).  The Net Working Capital as set out in the Final Statements on the Settlement Date is the “Final Net Working Capital”, the Inventories as set out in the Final Statements on the Settlement Date are the “Final Inventories”, the

Closing Date Cash as set out in the Final Statements on the Settlement Date is the “Final Closing Date Cash” and the Closing Date Indebtedness as set out in the Final Statements on the Settlement Date is the “Final Closing Date Indebtedness”.

(e)                                  The “Adjustment Amount”, which may be positive or negative, shall mean (i) the Final Net Working Capital, minus the Estimated Net Working Capital, plus (ii) the Estimated Closing Date Indebtedness, minus the Final Closing Date Indebtedness plus (iii) the Final Closing Date Cash, minus the Estimated Closing Date Cash.  If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the Adjustment Amount.  The Adjustment Amount shall be paid within ten (10) Business Days of the Settlement Date, subject to the provisions of Section 3.5(g).

(f)                                    The Vendor and the Purchaser shall cooperate and the Purchaser shall cause the Corporation and the Subsidiaries to cooperate with the Vendor, the Accountants and the expert arbitrator, as the case may be, to facilitate the finalization of the Final Statements in accordance with this Section 3.5.  During the period of time from and after the Closing Date through to the time of delivery of the Final Statements, and, if applicable, the arbitrator’s determination, the Purchaser shall afford and shall cause the Corporation and the Subsidiaries to afford to the Accountants, the arbitrator (as applicable), the Vendor or financial and other applicable advisors retained by the Vendor in connection with any adjustment to the Purchaser Price contemplated by this Section 3.5, reasonable access during the Corporation’s ordinary business hours to all Records of the Corporation and the Subsidiaries relevant to the adjustments contemplated by this Section 3.5, including the right to make copies of the Records.

(g)                                 If the Vendor has not delivered an Amended Certificate to the Purchaser within ten (10) Business Days of the Settlement Date that specifies a Certificate Limit that is not less than the Closing Date Consideration plus the Adjustment Amount, if any, payable by the Purchaser to the Vendor pursuant to Section 3.5(e), or an Additional Certificate which permits the Purchaser to pay the Adjustment Amount to the Vendor without the obligation to withhold tax pursuant to subsection 116(5) of the Tax Act, the following procedures shall apply:

(i)                                     the Vendor shall provide to the Purchaser a copy of its correspondence with the CRA requesting an Amended Certificate or an Additional Certificate, as applicable;

(ii)                                  if the Adjustment Amount is positive, the Purchaser shall be entitled to withhold from the Adjustment Amount, an amount equal to twenty-five present (25%) of the Adjustment Amount (the “Adjustment Tax Escrow Amount”) and the Purchaser shall pay the balance of the Adjustment Amount to the Vendor;

(iii)                               the Adjustment Tax Escrow Amount shall be paid to the Escrow Agent and Section 3.4(c) through (f) shall apply to such Adjustment Tax Escrow Amount in the same manner as it applies to the Tax Escrow Amount, mutatis mutandis, with such adjustments as are necessary to reflect whether the Vendor provides an Amended Certificate or an Additional Certificate to the Purchaser and the Escrow Agent with respect to the Adjustment Amount.

3.6                               Intercorporate Debt and Guarantees

On or prior to the Time of Closing: (i) Hunting and the Vendor shall terminate or cause to be terminated any Management Agreements and the parties thereto to provide a release in respect of any matter other than matters included in the Final Statements, (ii) the Purchaser shall pay or loan to the Corporation an amount equal to the Intercorporate Debt amount set forth on the Estimated Closing Date Indebtedness Statement, (iii) the Corporation shall repay, in cash, the Intercorporate Debt on behalf of the Corporation and the relevant members of the Corporate Group to the Vendor, Hunting or a Hunting Affiliate as the Vendor directs, (iv) Hunting or its Affiliates, as applicable, shall repay the holders of the 7.375% Series A and 6.610% Series B Guaranteed Senior Notes due on January 10, 2012 issued by an Affiliate of the Vendor and secured by a Subsidiary Guarantee Agreement executed by the Corporation dated as of December 17, 2004 (the “Subsidiary Guarantee Agreement”) and Hunting shall cause the holders of the Senior Notes to release and waive their rights under the Subsidiary Guarantee Agreement and (v) Hunting or a Hunting Affiliate (other than any member of the Corporate Group) shall cause the guarantees of Hunting’s, the Vendor’s and/or their respective Affiliates’ (other than the Corporate Group’s) liabilities and obligations granted by the Corporation or any of its Subsidiaries (the “Corporate Group Guarantees”) to be released on or before the Closing Date; provided that if any counterparties to the Corporate Group Guarantees do not so agree to release such Corporate Group Guarantees, then on or by the Closing Date Hunting shall enter into replacement guarantees with such counterparties in order that the Corporate Group Guarantees can be released. The Vendor shall indemnify and save harmless the Purchaser and the Corporation from and against any Claims and Losses arising as and from the Time of Closing in respect of the Corporate Group Guarantees provided by the Corporate Group and/or the replacement guarantees granted by Hunting pursuant to this Section 3.6.

3.7                               Intercorporate Transactions

Hunting and the Vendor shall cause all accounts, whether payables or receivables, between the Corporation and any of the Subsidiaries, on the one hand, and Hunting, the Vendor or any of their respective Affiliates, on the other hand, to be repaid or otherwise satisfied in full on or prior to the Closing Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND THE PURCHASER

4.1                               Representations and Warranties of the Vendor

(a)                                  The Vendor hereby makes the representations and warranties set forth in Schedule 4.1 to the Purchaser.

(b)                                 Hunting and the Vendor make no representations or warranties except for the representations and warranties of the Vendor set forth in Schedule 4.1 and this Agreement contains all of the representations, warranties, covenants and agreements of Hunting and/or the Vendor, as the case may be, relating to the Purchase including, without limitation, with respect to the Corporate Group, the Assets and the Businesses.  Except for such representations, warranties, covenants and agreements made by the Vendor, the Vendor, shall not be liable (whether in contract, in tort or otherwise howsoever) for any covenant, representation, warranty, opinion, advice or statement that may have been made in the Data Room or any document or instrument relative hereto, or otherwise communicated to the Purchaser or its Related Parties in any manner including, without limitation, any information or opinion that may have been provided to the Purchaser or its Related Parties by Hunting, the Vendor, the Corporate Group and their respective Representatives or otherwise except to the extent that: (i) the same are repeated in this Agreement, or (ii) this Agreement expressly provides otherwise.

(c)                                  The Purchaser confirms that it has only relied on the covenants, representations and warranties contained in this Agreement, including Schedule 4.1, and not on any covenants, representations or warranties outside this Agreement.  The Purchaser acknowledges and confirms that it has performed its own due diligence and, except for reliance on the representations and warranties contained in Schedule 4.1, has relied and will continue to rely upon its own analysis and other evaluations and projections as the same relate to the Corporate Group, the Assets and the Businesses.

(d)                                 The Purchaser further confirms that, notwithstanding any provision of this Agreement, including without limitation Sections 12.1 and 13.3 and any provision of Schedule 4.1, the liability of the Vendor under the representations and warranties contained in Schedule 4.1 and under any covenants made by Hunting or the Vendor in this Agreement shall not apply to the extent that:

(i)                                     the subject of a Claim or Loss under the Vendor’s representations and warranties and/or covenants of the Vendor herein is properly and adequately reserved or accounted for in any of the Final Statements; or

(ii)                                  a Claim or Loss under the Vendor’s representations and warranties and/or the covenants of the Vendor herein arises or increases as a result of:

(A)                              an act or omission of or occurring at the written request of or with the prior written consent of the Purchaser or its Related Parties,

(B)                                an act or omission of the Corporation or any Subsidiary after the Time of Closing,

(C)                                an act or omission wholly or primarily caused by or resulting wholly or primarily from acts or omissions of the Purchaser or its Related Parties, or

(D)                               an act or omission compelled by Applicable Laws, including as a result of the coming into force of or any change in Applicable Laws, directives or published practices of any Government Authority, whether or not having retroactive effect;

(iii)                               the Purchaser has knowledge of or receives disclosure of any fact or occurrence, other than with respect to any Subsequent Disclosures made by Vendor pursuant to Section 4.1(f), that gives rise to a breach or inaccuracy of any such representations and warranties of the Vendor or covenants of the Vendor prior to the Time of Closing but completes the Purchase notwithstanding such breach or inaccuracy;

provided however, the limitations set forth in this Section 4.1(d) shall not apply to the indemnification set forth in Article 8.

(e)                                  Disclosure of a fact or matter to the Purchaser in the Data Room or in any Schedule or Appendix hereto, as the same may be updated prior to the Time of Closing, shall not be deemed to be an acknowledgement by the Vendor or to otherwise imply that the fact or matter meets or exceeds any applicable threshold of materiality or any other relevant threshold.

(f)                                    The Vendor shall promptly from time to time prior to the Closing Date notify the Purchaser of, and supplement, amend or create any Appendix with respect to, (i) the discovery of any facts or circumstances occurring or existing on or prior to Execution that cause any of the representations and warranties of the Vendor to be untrue or incorrect in any respect as of Execution and (ii) any development or change of facts or circumstances that occurs after the date of this Agreement that would cause any of the representations and warranties of the Vendor to be untrue or incorrect in any respect as of Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) (each of (i) and (ii), a “Subsequent Disclosure”).  Each Subsequent Disclosure shall specify with particularity the underlying facts that were discovered or the development or change of facts, whether such Subsequent Disclosure is being made pursuant to (i) or (ii) above and the applicable representations and warranties to which such Subsequent Disclosures relates. In the case of any

Subsequent Disclosure described in (i) above, no such supplement, amendment or addition to any Appendix shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 10.1 and shall not have any effect for the purpose of determining the Vendor’s obligations pursuant to Articles 8 or 12 or the Purchaser’s right to indemnification for any Claims and Losses pursuant to Articles 8 or 12 relating to such Subsequent Disclosures or the supplement, amendment or addition to the Appendices relating thereto including as may relate to the application of the Threshold Amount or maximum amount as contemplated by Section 6.2.  In the case of any Subsequent Disclosure described in (ii) above, if such Subsequent Disclosure does not permit the Purchaser to terminate this Agreement pursuant to Section 10.3(b), such supplement, amendment or addition to any Appendix shall amend the Vendor’s representations and warranties for all purposes of this Agreement, including for the purpose of determining satisfaction of the conditions set forth in Section 10.1 and the Purchaser shall not have any right to indemnification for any Claims and Losses pursuant to Article 12 relating to such Subsequent Disclosures.  In the event that the Vendor delivers to the Purchaser any Subsequent Disclosure, the Purchaser shall have a period of three (3) Business Days prior to the Closing to review all matters that are subject to the Subsequent Disclosure.

(g)                                 Except with respect to any Subsequent Disclosures, the Purchaser shall give written notice to the Vendor as soon as reasonably practicable if the Purchaser becomes aware of the occurrence or failure to occur at any time from the date of Execution hereof until Closing of any events or facts whose occurrence or failure shall cause any representations, warranties of the Vendor or covenants of the Vendor to be inaccurate or incorrect as of the Time of Closing or result in the failure of the Vendor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Vendor hereunder before the Time of Closing.

4.2                               Representations and Warranties of the Purchaser

The Purchaser hereby makes the representations and warranties set forth in Schedule 4.2 to the Vendor.

ARTICLE 5

SURVIVAL, ETC.

5.1                               Survival

(a)                                  Except as otherwise expressly provided in this Agreement, all representations and warranties contained in this Agreement on the part of each of the Vendor and the Purchaser survive the Closing, the execution and delivery under this Agreement of any instruments of conveyance of the Purchased Shares and the payment of the consideration for the Purchased Shares for a period of twelve (12) months from the Closing Date.  If no Claim shall have been made under this Agreement against a Party for any inaccuracy of, incorrectness in or breach of any such representation or warranty made in this Agreement prior to the expiry of the applicable survival period, such Party shall have no further liability under this Agreement with respect to such representation or warranty and the related indemnities.

(b)                                 Notwithstanding the limitations set out in Section 5.1(a), any Claim that is based on (i) any breach of the representations and warranties set forth in Sections 2, 3, 4, 5, 12 and 13(b) of Schedule 4.1, (ii) any breach of the representations and warranties set forth in Sections 2 and 3 of Schedule 4.2, or (iii) intentional misrepresentation or fraud, may be brought at any time.

(c)                                  Notwithstanding the limitations set out in Section 5.1(a), all representations, warranties, covenants and indemnities contained in Section 8.1 and in Section 23 of Schedule 4.1 shall survive the Closing until forty-five (45) days after expiration of the period during which an assessment, reassessment or other form of recognized document assessing liability for Taxes, interest or penalties under the Tax Act or other Applicable Laws in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation to any of the Corporate Group (taking into account any waiver or extension of the applicable statute of limitations by the Corporate Group, which waiver or extension has been consented to by Vendor pursuant to Section 8.2(g)).

(d)                                 Except as otherwise provided in this Agreement, the provisions of this Agreement shall not merge on, and shall survive, Execution and Closing notwithstanding any rules of law, equity or statute to the contrary and such rules are hereby waived.

ARTICLE 6

CONSEQUENTIAL DAMAGES, LIMITATION ON CLAIMS

6.1                               No Consequential Damages

Notwithstanding any provision of this Agreement, no Party will, in any circumstances whatsoever, including without limitation, pursuant to any indemnity or other Claim herein, be liable under this Agreement to any other Party or Parties for indirect, incidental, consequential, exemplary, special or punitive damages suffered, sustained, paid, incurred or claimed by any of the other Parties or any of the other Parties’ Related Parties, other than any such damages claimed by any Third Party in connection with any Claim.

6.2                               Limitation on Claims and Losses

The liability of Hunting and the Vendor in respect of any Claims or Losses arising under the representations, warranties, covenants and indemnities of the Vendor set forth herein (save and except in respect to the Vendor’s representations and warranties under Sections 2, 3, 4, 5, 12, 13(b) and 23 of Schedule 4.1 and the Vendor’s covenants and indemnities in Article 8) shall not arise unless and until the amount of any such individual Claim or Loss is in excess of Two Hundred and Fifty Thousand ($250,000) Dollars and unless and until the aggregate of all such individual Claims and Losses (other than those Claims and Losses arising under the Vendor’s representations and warranties under Section 23 of Schedule 4.1 and the Vendor’s covenants and indemnities in Section 8.1) exceeds Ten Million ($10,000,000) Dollars (the “Threshold Amount”).  In such event, all such Claims and Losses in excess of, but not below, the Threshold Amount shall be recoverable to a maximum amount equal to fifteen percent (15%) of the Purchase Price; provided, however, such maximum amount shall not apply to the Vendor’s representations and warranties under Sections 2, 3, 4, 5, 12, 13(b) and 23 of Schedule 4.1 and the Vendor’s covenants and indemnities under Article 8.  This Section 6.2 is subject to Sections 4.1(d), 5.1, 6.1 and 12.11.

6.3                               General Waiver

Except for its rights expressly provided for in this Agreement or any other documents executed and delivered by the Parties in connection herewith, the Purchaser hereby waives all rights and remedies (whether now existing or hereafter arising and including all common law, tort, contractual, equitable and statutory rights and remedies) against the Vendor, Hunting, Hunting Affiliates, the Corporate Group or any of their respective Representatives in respect of the Purchased Shares, the Assets and the Businesses, except for the representations and warranties, covenants and indemnities set forth herein.

6.4                               Limitation on Tax Claims and Losses

The liability of Hunting and the Vendor in respect of any Claims or Losses for Taxes, other than: (i) Taxes that are reflected in any of the payments contemplated by Article 3; (ii) Taxes payable with respect to a Tax Dispute that commenced, was pending or was threatened on or before the Closing Date; and (iii) Taxes payable with respect to a taxation period which are payable by a Party in accordance with this Agreement at or before the time a Tax Return for such taxation period is due, including Taxes with respect to a Straddle Period, shall not arise unless and until the aggregate of all such individual Claims and Losses for Taxes exceeds Two Hundred Fifty-Thousand ($250,000) Dollars (the “Tax Threshold Amount”).  In such event, all such Claims and Losses in excess of, but not below, the Tax Threshold Amount shall be recoverable.

ARTICLE 7

OTHER COVENANTS

7.1                               Access to Government Authority Files

Subject to Applicable Laws and at Purchaser’s reasonable request and cost, the Vendor shall execute such consents, authorizations and directions as may be reasonably necessary to enable the Purchaser or its authorized Representatives to obtain full access to all Government Authorities’ files and records relating to the Corporate Group and/or the Assets.

7.2                               Access to Personnel and the Businesses

The Vendor shall permit, and shall cause the Corporation and its Subsidiaries to allow, the Purchaser and its authorized Representatives between Execution and the Time of Closing, upon reasonable prior written notice to the Vendor, to have reasonable access to the Records and to the Senior Officers and other Vendor and Corporate Group personnel with supervisory duties over operations of the Businesses during normal business hours of the Corporation, the Vendor or applicable member of the Corporate Group, as the case may be; provided that any such discussions and access do not unreasonably interfere with the operation of the Businesses and/or the carrying out of their ordinary duties by such individuals.  The Purchaser further may conduct such reasonable inspections or discussions in a manner that does not contravene any Contract to which the Vendor or any member of the Corporate Group is a party.

7.3                               Limitation on Access

Notwithstanding any provision of this Agreement and subject to Applicable Laws, the Vendor and the Senior Officers and other Vendor and Corporate Group personnel with supervisory duties over operations of the Businesses shall not be required to disclose any information or Records to the Purchaser:

(a)                                  where the Vendor, the Corporation or any Subsidiary or any such Senior Officer and other Vendor and Corporate Group personnel with supervisory duties over operations of the Businesses is prohibited by any Applicable Law; or

(b)                                 where to do so would cause the Vendor, the Corporation, any Subsidiary or any such Senior Officer and the other Vendor and Corporate Group personnel referred to in Section 7.2 to be in violation of a confidentiality obligation to another Person.

If a consent of any Person is reasonably required to permit the release of any information to the Purchaser, the Vendor, on the request of the Purchaser, shall make reasonable commercial efforts to obtain that consent.  If requested by the Purchaser, the Vendor shall provide the Purchaser with notice as to any disclosure that is not provided by it for the reasons set forth in this Section 7.3.

7.4                               Confidentiality

The Purchaser shall keep and shall cause its Affiliates and all of their respective “affiliates” and “representatives” (as those terms are defined in the Confidentiality Agreement) to keep confidential all information disclosed by Hunting or Hunting’s “affiliates” and “representatives” (as those terms are defined in the Confidentiality Agreement) relating to Hunting and its Affiliates, the Corporate Group and every member thereof and any Subsidiaries, the Assets, the Businesses and/or the Employees or any other personnel of the Corporate Group in accordance with the provisions of the Confidentiality Agreement; provided that the Confidentiality Agreement and the obligations of the Purchaser (insofar as they concern the Corporate Group but not insofar as they concern Hunting and any Hunting Affiliate that is not a member of the Corporate Group) under this Section 7.4 shall terminate on the Closing Date, except to the extent of survival under the express terms hereof and thereof.

7.5                               Conduct of Business Prior to Closing

Except as otherwise contemplated or permitted by this Agreement, during the period from Execution to the Time of Closing:

(a)                                  Conduct Business in the Ordinary Course.  The Vendor shall cause each of the Corporation and its Subsidiaries to use commercially reasonable efforts to conduct the Businesses in the Ordinary Course of the Businesses as they are being conducted at Execution, subject to the provisions of this Section 7.5.

(b)                                 Negative Covenants.  Subject to the Budgets and subject to the actions required to implement Section 3.6, 3.7, 7.11 and 7.14 herein or except as consented to by the Purchaser in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Vendor shall cause the Corporation and its Subsidiaries not to:

(i)                                    make or commit to make any unbudgeted capital expenditures if the aggregate of such capital expenditures would exceed $25,000,000, except in the case of:

(A)                              an emergency,

(B)                                amounts which the Corporation or any Subsidiary may be committed to expend by Contract and which have been specifically disclosed to the Purchaser, and/or

(C)                                amounts required to be expended by Applicable Laws;

(ii)                                 enter into any Substantial Contracts or transactions except in the Ordinary Course of the Businesses;

(iii)                              change, amend or modify the constating documents or by-laws of the Corporation or any of the Subsidiaries;

(iv)                             declare, set aside, make or pay any dividend or other distribution (whether in cash, property or shares) in respect of any of the securities issued by the Corporation or any of the Subsidiaries, save and except for semi-annual dividends declared or payable by the Corporation to Hunting or semi-annual dividends declared or payable by any other member of the Corporate Group in the Ordinary Course of the Businesses;

(v)                                issue, sell or agree to issue or sell any securities of the Corporation or any of the Subsidiaries;

(vi)                             purchase, cancel, retire, redeem or otherwise acquire any outstanding shares of the Corporation or any of the Subsidiaries;

(vii)                          split, combine or reclassify any securities of the Corporation or any of the Subsidiaries;

(viii)                       adopt resolutions providing for, or conduct any, liquidation, dissolution, merger, consolidation or reorganization of the Corporation or any of the Subsidiaries;

(ix)                               borrow money or incur any Indebtedness for money except (x) borrowings pursuant to the Corporation’s and/or the Subsidiaries’ current credit facilities or (y) Intercorporate Debt;

(x)                                  increase, or promise to increase, salaries, wages, benefits or other compensation of any of the current or former Employees, or consultants of the Corporation or any of its Subsidiaries, establish or increase the benefits payable under any Employee Plan, or establish or agree to establish any new bonus, insurance, employment, retention, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for employees or consultants of the Corporation or any of its Subsidiaries, in each case out of the Ordinary Course of the Businesses or as not otherwise contemplated by any applicable employment or collective agreement;

(xi)                               enter into, adopt, amend or terminate any Employee Plan relating to the compensation or severance entitlement of any Employee, director, consultant or independent contractor employed in or who provides services for any of the Businesses, except to the extent required by Applicable Laws or any existing Employee Plan, except in the Ordinary Course of the Businesses;

(xii)                            grant any security interest or any Encumbrance on or with respect to any Substantial Assets or the shares of any Substantial Subsidiary;

(xiii)                         request or make application to any Government Authority for any variation to or cancellation of any Permit that is Material or participate in or acquiesce to any variation or cancellation of same, except in the Ordinary Course of the Businesses;

(xiv)                        sell, transfer or otherwise dispose of any Substantial Assets;

(xv)                           merge or amalgamate into or with or consolidate with any Person or acquire all or substantially all of the business or assets of another Person;

(xvi)                        enter into any Substantial Contract (excluding Contracts related to funding by the Vendor and its Affiliates of any member of the Corporate Group) with any of Hunting, the Vendor or any of their respective Affiliates;

(xvii)                     settle or compromise any Material Claims or litigation Material to the Businesses;

(xviii)                  take any action or omit to take any action that would cause any of the representations and warranties of the Vendor set forth in Schedule 4.1 herein to become untrue in any Material respect;

(xix)                          except as otherwise permitted under this Agreement, make or change any election, file any amended Tax Return, enter into any closing agreement,

settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or take any other similar action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing any present or future Tax liability or decreasing any present or future Tax asset of any member of the Corporate Group in a period that ends after the Closing Date;

(xx)                             change its accounting methods, practices or procedures, except as required by GAAP;

(xxi)                          fail to pay its accounts payable in accordance with its customary business practices or take any action to Materially accelerate the collection of accounts receivable, in each case outside of the Ordinary Course of the Businesses; or

(xxii)                       agree to take any action or actions prohibited by any of the foregoing.

(c)                                  Insurance.

(i)                                    Certain insurance coverages required by the Corporate Group are maintained and provided by the Vendor, Hunting or the Vendor’s Affiliates (not including members of the Corporate Group) (“Vendor’s Insurance”).  The Purchaser acknowledges that, from and after the Closing, the Corporate Group will no longer have the benefit of the Vendor’s Insurance under any such policies that are “Claims made” basis policies but (subject to the terms of any relevant policy), without prejudice to any accrued claims which a member of the Corporate Group or any of Hunting, the Vendor or any of their Affiliates (in the latter case in relation to the Businesses) may have at Closing, provided that the Businesses shall retain the benefit of “occurrence” base policies of insurance maintained by Hunting, the Vendor or the Vendors’ Affiliates (not including the Corporate Group) in relation to events occurring prior to Closing but in respect of which no claim has yet arisen at the time of Closing.  The Vendor will refund to the Corporation an amount equal to the portion of the insurance premiums paid by the Corporation to the Vendor, Hunting and the Vendor’s Affiliates for the Vendor’s Insurance for the period from the Time of Closing to the expiry date of the coverage paid for under each applicable policy under the Vendor’s Insurance to the extent those amounts are recovered by the Vendor from the applicable insurer provided the Vendor’s insurance and those amounts are not provided for in the Financial Statements.  The Vendor shall cause the Vendor’s Insurance to be maintained until Closing.

(ii)                                 The Purchaser and the Vendor agree that any Claims made after Closing under the Vendor’s Insurance in respect of occurrences prior to Closing shall be administered and collected by the Vendor or Hunting on behalf of the Purchaser.  Any monies received by the Vendor or Hunting as a result of such Claims that are not provided for in the Financial Statements shall be paid over to the Purchaser, net of all reasonable costs and expenses of recovery.

(iii)                              The Vendor shall also cause the Corporate Group to maintain in full force and effect until Closing any policies of insurance related to the Businesses that are not the Vendor’s Insurance or renewals thereof now in effect and to give all notices and present all claims under all such policies of insurance in a timely fashion.

(d)                                 Discharge Liabilities.  Until Closing, the Vendor shall cause the Corporate Group to pay and discharge its liabilities relating to the Businesses in the Ordinary Course of the Businesses in accordance and consistent with the previous practice of the Corporation or the Subsidiaries, except where contested in good faith by the Corporation or the Subsidiaries, as the case may be.

(e)                                  Corporate Action.  Hunting and the Vendor shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Shares to the Purchaser and the Execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders of the Corporation to be held for such purpose.

7.6                               Post Closing Access to Records

To the extent that any of the Records cannot be physically delivered by the Vendor to the Purchaser at the Time of Closing, the Vendor shall make the Records promptly available to the Purchaser and its authorized Representatives as reasonably requested by the Purchaser until such Records, at the Purchaser’s request and cost, can be, physically delivered to the Purchaser.

7.7                               Preservation of and Vendor’s Access to Records

The Purchaser shall:

(a)                                  take all reasonable steps to preserve and keep the Material Records for a period of ten (10) years from the Closing Date, or for any longer period as may be required by any Applicable Law or Government Authority; and

(b)                                 make such Records promptly available to the Vendor, Hunting and their respective Representatives and auditors as may be reasonably requested by the Vendor, Hunting or their respective Representatives and auditors, in connection with:

(i)                                     audits, including without limitation the preparation of Hunting’s annual report and accounts for the year ending December 31, 2008; and

(ii)           any Claim by the Purchaser or any other Person against the Vendor under or relating to this Agreement.

7.8          Assignment of Confidentiality Agreements

It is acknowledged by the Purchaser that in the course of attempting to sell the Purchased Shares, Hunting has entered into several confidentiality agreements with third parties in respect of information relating to the Corporation and the Subsidiaries, including the Records, and has disclosed such information to certain of those third parties.

The Vendor shall cause Hunting to assign to the Purchaser, at or prior to, and with effect from and after the Closing, all of its rights under any such confidentiality agreements made by Hunting with third parties but only as they affect the Corporation and not Hunting and only to the extent that those agreements permit those assignments without consent.  To the extent those agreements do not permit assignments without consent, at the Purchaser’s request and the Purchaser’s expense, provided that Hunting receives an indemnity from the Purchaser in form and substance satisfactory to Hunting in its sole discretion, Hunting, to the extent permitted by Applicable Laws and the terms of such confidentiality agreements, shall appoint the Purchaser as Hunting’s representative and agent in respect of confidential information relating to the Businesses, the Assets and the Corporate Group under those confidentiality agreements and any amounts recovered or expenses incurred in enforcing those confidentiality agreements in respect of the Corporation (but not in respect of Hunting’s rights) shall accrue to the benefit of or be for the account of the Purchaser.

7.9          Disclosure

Except as expressly provided in this Agreement and the Confidentiality Agreement, neither Party shall disclose this Agreement or particulars of the transaction contemplated by this Agreement except to its Representatives, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by Applicable Laws or any regulatory authority or stock exchange having jurisdiction.  From and after the Closing, except as required by Applicable Laws or any tax or regulatory authority or stock exchange, Hunting and the Vendor shall keep confidential all non-public and confidential information relating to the Corporation and its Subsidiaries, the Assets, the Businesses and/or the Employees.

7.10        Public Notices

(a)           No Party will make any press release or other public announcement (except for the disclosure by Hunting in the Hunting Circular) respecting this Agreement:

(i)            without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, or

(ii)           unless the Party desiring to make the press release or other public announcement is advised by its counsel that the release or announcement is required to comply with any Applicable Laws or the rules of any securities regulatory authority, listing authority or stock exchange with which the disclosing Party or any Affiliate of either Party is bound to comply, in which case the Party making the disclosure shall use reasonable commercial efforts to give prior oral or written notice to the other Party.

(b)           Notwithstanding the foregoing, nothing contained herein or in the Confidentiality Agreement shall prevent a Party from furnishing any information to:

(i)            any Government Authority if required by Applicable Law or the rules of a securities regulatory authority, listing authority or stock exchange, or

(ii)           obtain the Regulatory Approvals.

7.11        Purchaser Debt Financing

(a)           The Vendor shall provide, shall cause the Corporation and its Subsidiaries to provide, shall request the Accountants to provide, and shall use its commercially reasonable efforts to cause the Senior Officers and such other employees of the Corporate Group as the Purchaser reasonably requests with the Vendor’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) to provide such reasonable cooperation as may be reasonably requested by the Purchaser in connection with the arrangement of any debt financing, comprising (i) participation in meetings, road shows, presentations, drafting sessions, due diligence sessions and rating agency presentations; provided, however, the Purchaser shall use commercially reasonable efforts to limit the participation of the Senior Officers and such other employees of the Corporate Group as much as reasonably practicable in such meetings, road shows, presentations, drafting sessions, due diligence sessions and rating agency presentations, (ii) subject to any existing obligations of confidentiality owed by the Vendor or the Corporate Group to another Person furnishing the Purchaser and its financing sources with financial and other pertinent information within the Vendor’s or the Corporate Group’s control regarding the Corporation as may be reasonably requested by the Purchaser to consummate such debt financing (the “Required Financial Information”), (iii) assisting the Purchaser and its financing sources in the preparation of (A) offering documents and other informational and marketing materials and documents for any portion of such debt financing, (B) materials for rating agency presentations and (C) business projections and pro forma financial statements reasonably necessary in connection with the such debt financing, (iv) allowing the Purchaser, its Affiliates or its Representatives and the Purchaser’s financing sources to perform reasonable and customary due diligence related to such properties, including appropriate appraisals, surveys, and Phase 1 environmental assessments and other reasonable inspections and diligence (and documentation), including as shall be reasonably necessary to comply with any necessary rating agencies’ requirements, (v) reasonably facilitating the execution and delivery of definitive financing documents and customary deliverables, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in such debt financing to evaluate the Corporation’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (B) if reasonably required in connection with such debt financing, establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing that shall apply after Closing, (vii) if required in connection with such debt financing, using commercially reasonable efforts to request waivers, consents, estoppels and approvals from other parties to Material leases, encumbrances on Substantial Assets and Substantial Contracts to which the Corporation or any Subsidiary is a party and to arrange discussions among the Purchaser and its financing sources with other parties to Material leases, encumbrances on Substantial Assets and Substantial Contracts, (viii) with respect to the Corporate Group, taking all corporate actions in the nature of director or shareholder consents or resolutions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of such debt financing and to permit the proceeds thereof to be made available to the Corporation at the Time of Closing, (ix) reasonably facilitating the pledging of collateral subject to the occurrence of the Closing, at the Time of Closing, and (x) using commercially reasonable efforts to obtain legal opinions, surveys, certificates and title insurance as reasonably requested by the Purchaser; provided, however, the Vendor shall not be required to provide such cooperation or cause the Corporation and its Subsidiaries and their respective Representatives to provide such cooperation if such cooperation unreasonably or materially interferes with or prejudices (i) the operations of the Businesses or (ii) the carrying out of duties by the affected personnel.

(b)           It is expressly understood and acknowledged by the Purchaser that the obtaining by the Purchaser of financing from any third person(s), as contemplated pursuant to this Section 7.11, is not a condition to Closing.

(c)           Subject to Section 7.11(b), the Purchaser shall use commercially reasonable efforts to take all actions reasonably necessary to arrange for and consummate the debt financing at Closing on the terms and conditions described in the debt financing commitment letters delivered to the Vendor by the Purchaser on or prior to Execution.  The Purchaser shall from time to time as reasonably practicable, but at a minimum on a weekly basis, inform and update Hunting and the Vendor with respect to the status of and the timing with respect to the consummation of such debt financing.

(d)           Subject to Section 10.4(d), the Purchaser shall, promptly upon request by the Vendor, reimburse the Vendor for all reasonable out-of-pocket expenses incurred by the Vendor or the Corporate Group in connection with actions taken at the request of the Purchaser pursuant to Section 7.11(a) above (it being understood that such expenses shall not include internal cost allocations) whether or not the Closing occurs.

(e)           Notwithstanding anything to the contrary herein, the arrangement or consummation of the Purchaser’s debt financing and any action taken by the

Vendor, the Corporate Group, the Senior Officers and such other employees of the Corporate Group pursuant to their respective obligations set forth in this Section 7.11 shall not be considered in determining whether a representation, warranty or covenant (other than the covenants set forth in this Section 7.11) of the Vendor or Hunting under this Agreement have been breached.

7.12        Noncompetition

(a)           Subject to Section 7.12(c), Hunting and the Vendor covenant and agree that for a period of two (2) years following the Closing Date (the “Covenant Term”) neither such Party or its respective Subsidiaries shall engage in the processing, refining, handling, storage, transportation or marketing of products that are within the scope of, or that are competitive with, the Businesses (a “Competitive Business”) in competition with the Corporation or any member of the Corporate Group, whether as employer, proprietor, partner, stockholder, consultant, agent, lender or guarantor anywhere in Canada, except as the Purchaser may so authorize in writing.

(b)           Notwithstanding anything to the contrary contained in Section 7.12(a), (i) Hunting and its Affiliates, individually or collectively may directly or indirectly hold interests in or securities of any Person to the extent that such investment does not directly or indirectly confer on the Vendor more than ten percent (10%) of the voting power of such Person; and (ii) Hunting or the Vendor may acquire interests in or securities of any Person that derived twenty-five percent (25%) or less of its total annual revenues in its most recent fiscal year from activities that constitute Competitive Businesses.

(c)           The Parties hereto acknowledge and agree that nothing herein shall be deemed to require Hunting and the Vendor to give notice to or obtain the consent of the Purchaser in order to engage in any activity or transaction of the types described in Section 7.12(b).

7.13        Nonsolicitation

Hunting and the Vendor shall not, and shall cause their respective Affiliates not to, during the Covenant Term, solicit or encourage any Employee (at a time when such person is an employee of the Purchaser or any of its Related Parties) to terminate his or her employment relationship with the Purchaser or any of its Related Parties or make an offer of employment to any Employee; provided, however, that nothing herein shall prohibit Hunting, the Vendor or their respective Affiliates from advertising publicly or from employing persons who respond to any such advertising whether or not such persons are Employees then or formerly employed by the Purchaser or any of its Related Parties, or from employing any individual who contacts Hunting, the Vendor or their respective Affiliates on an unsolicited basis.

7.14        Reorganization

(a)           The Parties shall cooperate in completing the Reorganization so that it has effect for purposes of the Tax Act prior to the Time of Closing and prior to the time control of the Corporation is acquired by the Purchaser (within the meaning of the Tax Act) in a manner that is mutually satisfactory to the Vendor and the Purchaser, acting reasonably.  Prior to Closing, the Parties shall use commercially reasonable efforts to implement the Reorganization in a manner that permits the Purchaser to obtain the intended tax benefit from the Reorganization and related post-Closing transactions, minimizes the potential of adverse tax consequences to either Party, minimizes potential incurrence or imposition of cost, expense or Taxes as a result of the Reorganization, minimizes pre-Closing operational disruptions of the Corporate Group and otherwise reduces any negative effect of the Reorganization on Hunting, the Vendor and the Corporate Group (including, without limitation, the payment of dividends by any of the Corporate Group to Hunting prior to Closing) (collectively, the “Reorganization Objectives”).  If either Party proposes a potential modification to the Reorganization, the other Party shall consider such proposed modification in good faith, and such proposed modification shall be implemented if consented to in writing by the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may withhold its consent to any proposed modification if such proposed modification materially affects the obtaining or time of obtaining any Regulatory Approval in a manner which would cause the Closing Date to be delayed beyond October 1, 2008 or results in any materially adverse economic or legal consequences to such Party (it being understood that, (A) in the case of the Purchaser, any such proposed modification will be considered to have a materially adverse economic consequence to the Purchaser in the event that such proposed modification would be reasonably likely to (i) impede the ability of the Purchaser to complete any portion of the debt financing described in Section 7.11, (ii) result in an increase in the cost to the Purchaser or the Corporate Group of any portion of such debt financing or result in any change of any material term of any portion of such debt financing or (iii) result in any adverse tax consequences to the Purchaser or the Corporate Group, and (B) in the case of the Vendor, the Corporate Group or Hunting, any such proposed modification shall not be considered to have an adverse economic or legal consequence to the Corporate Group if such adverse economic or legal consequence would occur only following the Closing or if, subject to Section 10.4(d), such economic or legal consequence is indemnified or subject to reimbursement by the Purchaser).  If any modification to the Reorganization proposed by either Party pursuant to this Section 7.14 is consented to by the other Party as contemplated, the term “Reorganization” as used herein shall be deemed to refer to the Reorganization as so modified by such proposed modification. Notwithstanding anything to the contrary herein, the implementation of the Reorganization shall not (i) be considered in determining whether a representation, warranty or covenant of the Vendor or Hunting hereunder has been breached (other than the covenants set forth in this Section 7.14), (ii) be consummated or effective (in whole or in part) unless (A) such implementation can be reversed or unwound without imposing economic harm on the Vendor, the Corporate Group or Hunting or (B) the Purchaser, subject to Section 10.4(d), indemnifies the Vendor for the economic harm to the Vendor resulting from such implementation where the Closing does not occur, or (iii) require Hunting, the Vendor or the Corporate Group to take any action under this Section 7.14 that would reasonably be expected to cause, individually or in the aggregate, any of them to suffer economic harm or materially and adversely affect the Businesses unless the Purchaser, subject to Section 10.4(d), indemnifies the Vendor for such harm.

(b)           The Parties acknowledge and agree that the initial Reorganization structure as envisaged in Schedule 1.1 — Part 4A is being reviewed technically by each of the Vendor and the Purchaser as at Execution.  Between Execution and Closing, the Vendor and the Purchaser shall work together, each acting reasonably and in good faith, so as to modify and simplify the structure to reflect, to the extent reasonably practical, the structure contained in Schedule 1.1 — Part 4B while concurrently achieving the Reorganization Objectives.

(c)           Subject to Section 10.4(d) and whether or not Closing occurs (i) the Purchaser shall, promptly upon request by Hunting or the Vendor, reimburse the Vendor, the Corporate Group and Hunting for all reasonable out-of-pocket expenses incurred by the Vendor or the Corporate Group in connection with the review or implementation of actions taken, directly or indirectly, at the request of the Purchaser to implement or effect the Reorganization (it being understood that such expenses shall not include internal cost allocations) and (ii) in the event the Purchase is not consummated, the Purchaser shall be responsible for expenses of Hunting, the Vendor and the Corporate Group in reversing or unwinding the Reorganization that was effected at the request of the Purchaser.

7.15        Affiliate Transactions

Hunting and the Vendor shall terminate or cause to be terminated on or before the Closing Date any Contract or transaction that relates to the Businesses, or relating to any Substantial Asset, by and between Hunting, the Vendor or any of their respective Affiliates (other than any member of the Corporate Group), on one hand, and any member of the Corporate Group, on the other hand (collectively, “Affiliate Agreements”) together with a mutual release by the parties thereto (except to the extent a matter not released is subject to adjustment in the Final Statements).

ARTICLE 8
TAX MATTERS

8.1          Tax Indemnities

(a)           After Closing and subject to the terms of this Article 8, the Vendor shall be liable for and pay and shall indemnify, defend and hold harmless the Purchaser, the Corporation and each Subsidiary from and against all Claims and Losses for Taxes of the Corporation or any of the Subsidiaries for periods (or portions thereof) ending on or before the Closing Date (including Pre-Closing Straddle

Period Taxes) to the extent such Taxes have not been taken into account in the calculation of Final Net Working Capital, but excluding Taxes arising out of the transactions consummated pursuant to the Reorganization.

(b)           After Closing and subject to the terms of this Article 8, the Purchaser shall be liable for and pay and shall indemnify, defend and hold harmless the Vendor from and against all Claims and Losses for Taxes of the Corporation or any of the Subsidiaries for periods (or portions thereof) commencing after the Closing Date and any Taxes of the Corporate Group arising out of the transactions consummated pursuant to the Reorganization, excluding: (i) for greater certainty, Pre-Closing Straddle Period Taxes not taken into account in the calculation of Final Net Working Capital, (ii) any Taxes payable as a result of a breach by the Vendor of any representation, warranty or covenant in this Agreement and, (iii) any withholding tax payable as a consequence of any payment or deemed payment to the Vendor or its Affiliates.

(c)           The Vendor agrees to indemnify, defend and save harmless the Purchaser and its Related Parties from all Claims and Losses suffered, sustained, paid or incurred by the Purchaser and the Related Parties as a result of or arising, directly or indirectly, out of or in connection with:

(i)            any breach by the Vendor of any covenant relating to Taxes, or any inaccuracy of, any representation or warranty of the Vendor contained in Section 23 of Schedule 4.1 to this Agreement (disregarding all qualifications or limitation in the Vendor’s representations and warranties as to “material”, “Material” or “Material Adverse Effect”) (provided that the Vendor shall not be required to so indemnify or save harmless the Purchaser and its Related Parties in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 12.3 on or prior to the expiration of the applicable time period related to such representation and warranty);

(ii)           Taxes that may be payable by the Corporation and any of its Subsidiaries as a result of the resolution of a Tax Dispute, whether such resolution is achieved by way of settlement or pursuant to a judicial review of the matter in issue;

(iii)          all Taxes of the Corporation or any of the Subsidiaries arising because any non-capital losses applied pursuant to paragraph (b) of the definition “Pre-Closing Straddle Period Taxes” in the calculation of Pre-Closing Straddle Period Taxes are determined to not be available for deduction by the Corporation or any Subsidiary following the Closing Date; and

(iv)          all Taxes of the Corporation or any of its Subsidiaries that arise as a result of unwinding of the BVI Structure following the Closing Date,

to the extent such Taxes have not been taken into account in the calculation of Final Net Working Capital, but excluding Taxes arising out of the transactions consummated pursuant to the Reorganization.

(d)           The Vendor shall be entitled to any refund of Overpaid Taxes (net of any costs and expenses, including Taxes, that are incurred by Purchaser, the Corporation or any Subsidiary after the Closing Date in connection with the receipt of such refund) that are received by Purchaser, the Corporation or any Subsidiary after the Closing Date from (or applied as a credit against Taxes that are not the subject of a Tax Dispute by) a tax authority to the extent such amount is not taken into account in the calculation of Final Net Working Capital, except to the extent that such refund or credit arises as the result of the carryback of an amount from a period (or portion thereof) beginning after the Closing Date.  The Purchaser will not cause Gibson GCC Inc. to be dissolved prior to final determination of the Tax Disputes relating to the BVI Structure.

(e)           If, as a result of any Claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit that results in an increase in an income Tax liability for which the Vendor would otherwise be liable pursuant to Sections 8.1(a) or (c), and that change results in an actual decrease in the income Tax that has been paid by the Purchaser, the Corporation or any Subsidiary for which the Purchaser would be liable pursuant to Section 8.1(b), the Vendor’s liability pursuant to Sections 8.1(a) or (c) shall be reduced to the extent of such decrease. To the extent any such increase in income Tax liability is paid by the Vendor pursuant to Sections 8.1(a) or (c) the Purchaser shall pay the Vendor an amount equal to the lesser of the amount of such increase and the amount of such decrease, to the extent that such decrease is realized within four (4) years of when such increase was realized.  In computing the amount of any such decrease, the Purchaser, the Corporation and any Subsidiary shall be deemed to have applied all other available items of income, gain, loss, deduction or credit before it applies any item arising from an increase in Taxes referred to in this Section 8.1(e).

(f)            Section 8.1(a) and Section 8.1(c) are not intended to permit the Purchaser to recover for the same amount more than once.

(g)           Notwithstanding any other provision of this Agreement, the indemnities provided in this Section 8.1 shall not be limited by any other provision of this Agreement other than pursuant to Sections 5.1, 6.1, 6.3, 6.4, 12.11 and this Article 8.

(h)           In this Article 8 references to the Purchaser, the Corporation and any of its Subsidiaries include any successors thereto, whether by merger, amalgamation, dissolution, reorganization or otherwise.

(i)            Notwithstanding anything to the contrary in this Agreement, Taxes arising out of the transactions consummated pursuant to the Reorganization shall not include

Taxes payable with respect to a Tax Dispute that commenced, was pending or was threatened on or before the Execution.

8.2          Preparation and Filing of Tax Returns

(a)           The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns (if any) for the Corporation and the Subsidiaries for any period which ends on or before the Closing Date that are due to be filed after the Closing Date (taking into account any applicable extensions) and for which Tax Returns have not been filed as of that date.

(b)           The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns for the Corporation and the Subsidiaries for any period which ends after the Closing Date.

(c)           The Purchaser shall provide any income tax returns for the Corporation and the Substantial Subsidiaries referred to in Section 8.2(a) and any income tax returns referred to in Section 8.2(b) that relate to a Straddle Period to the Vendor for its review at least 30 days before the date on which such income tax returns must be filed. The Vendor shall provide any comments and requested changes with respect to those income tax returns to the Purchaser in writing within 15 Business Days of receipt of such income tax returns and the Purchaser shall make any changes requested to such income tax returns by the Vendor, acting reasonably, except to the extent that such changes are contrary to Applicable Law or the terms of this Agreement.

(d)           The Purchaser shall or shall cause the Corporation or any of the Subsidiaries to pay and remit any Taxes due in respect of the Tax Returns referred to in Section 8.2(a) and Section 8.2(b).  The Vendor or the Purchaser, as applicable, shall reimburse the other Party for any Taxes which the other Party has paid and for which the Vendor or the Purchaser, as applicable, is liable pursuant to Section 8.1, but which are payable with Tax Returns to be filed pursuant to Section 8.2(a) and Section 8.2(b), as applicable, on the written request of the Party entitled to reimbursement, setting forth in detail the computation of the amount owed by the Vendor or the Purchaser, as applicable, but in no event, earlier than ten (10) days before the due date for the filing of any applicable Tax Returns.  In addition to paying amounts due in respect of Tax Returns referred to in Section 8.2(a) and 8.2(b), the Vendor shall reimburse the Purchaser for all Taxes referred to in Sections 8.1(a) and (c) at the time such Taxes become payable.

(e)           Before Closing, the Vendor shall, and after Closing, the Purchaser shall, cause the Corporation and the Subsidiaries to cooperate fully with each Party and make available to each Party in a timely fashion such data and other information as may reasonably be required for the preparation of any of those Tax Returns referred to in this Section 8.2 and shall preserve that data and other information until the expiration of any applicable limitation period under any Applicable Law with respect to Taxes.

(f)            Except as otherwise required by Applicable Law, any Tax Return to be prepared pursuant to the provisions of this Section 8.2 with respect to any taxation year ending on or before the Closing Date and any Straddle Period shall be prepared in accordance with Applicable Law and in a manner consistent with practices followed in prior years with respect to similar Tax Returns of the Corporation and the Subsidiaries.

(g)           Except as otherwise required by Applicable Law or permitted under this Agreement, the Purchaser shall not and shall not allow the Corporation or any Subsidiary to amend, refile or otherwise modify or grant an extension or waiver with respect to any Tax Return or election for the Corporation or the Subsidiaries for any taxation year ending on or before the Closing Date or for any Straddle Period if such amendment, refiling, modification or extension would cause the Vendor to be liable to indemnify the Purchaser pursuant to Section 8.1 or extend the period during which the Vendor would be so liable without the prior written consent of the Vendor and shall not request an audit of any such Tax Return, in each case without prior written consent of the Vendor, which consent shall not be unreasonably withheld, conditioned or delayed.  The Vendor shall not file an amended Tax Return for the Corporation or the Subsidiaries for any taxable period ending on or before the Closing Date and shall not request an audit or assessment of any such Tax Return in each case without written consent of the Purchaser, which consent shall not be unreasonably withheld.

8.3          Confidentiality of Tax Information

Unless otherwise required by Applicable Laws, stock exchange regulations or legal proceedings, each Party shall, and shall cause its Representatives to, keep confidential any non-public Tax information, records, and documents disclosed by any other Party, or to which that other Party has received or been granted access pursuant to this Article 8 and will not use that Tax information for any purpose other than making the determinations and taking such other actions contemplated by this Article 8.

8.4          Tax Claims

(a)           Each of the Vendor and the Purchaser shall promptly notify the other such Party in writing on receipt by the first Party or any of its respective Affiliates (including for the Purchaser the Corporation and the Subsidiaries) or Representatives of notice of any pending or threatened federal, provincial, state, local or foreign Tax audits, examinations, claims or assessments (a “Tax Claim”) for which that first Party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to Section 8.1.

(b)           Subsequent to Closing, the Vendor shall represent the interests of the Corporation and the Subsidiaries in and with respect to any Tax Claim relating to taxation periods ending on or before the Closing Date and any Tax Claim relating to the Straddle Period for which Vendor is liable to indemnify the Purchaser pursuant to Section 8.1(a) (but excluding, for the avoidance of doubt, Tax Claims with respect to Taxes arising out of the transactions consummated pursuant to the Reorganization) and employ counsel of its own choice, at its own expense, for that purpose so long as Vendor provides Purchaser with a notice to such effect within thirty (30) days of being notified of such Tax Claim pursuant to Section 8.4(a) hereof.  If the Vendor assumes control of such a Tax Claim, the Vendor shall keep the Purchaser reasonably apprised with respect to the status of such Tax Claim, including by reporting to the Purchaser on a timely basis with respect to the advancement of such Tax Claim.  In addition, if the Vendor assumes control of a Tax Claim relating to a Straddle Period, the Vendor shall (i) consult in good faith with the Purchaser before taking any material action in connection with such Tax Claim and provide the Purchaser with a reasonable opportunity to comment before submitting written materials or making any representations in connection with such Tax Claim (including any documents furnished to the applicable Tax authority in connection with any discovery request); (ii) allow the Purchaser (or its representative) to attend and participate in meetings, conferences and discussions with the applicable taxing authorities regarding such Tax Claim; and (iii) generally conduct such Tax Claim with regard to the best interests of the Vendor and the Purchaser.  From and after the Closing, neither the Purchaser, the Corporation, any Subsidiary nor any of their respective Affiliates or Representatives shall settle or compromise, or agree to settle or compromise, any Tax Claim which may be the subject of indemnification by the Vendor under Section 8.1 without the prior written consent of the Vendor, such consent not be unreasonably withheld, conditioned or delayed.  The Vendor, upon assuming control of a Tax Claim as set forth in this Section 8.4(b), shall not settle such Tax Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The Purchaser shall have the right to control the conduct of any Tax Claim relating to the Corporation or any Subsidiary relating to taxation periods ending on or before the Closing Date or relating to Straddle Periods if the Vendor does not assume control of such claim in accordance with this Section 8.4(b).

(c)           If the results of any Tax Claim involve an issue that:

(i)            relates to a period that ends after the Closing Date;

(ii)           recurs in any taxation year (or part thereof) of the Corporation or any Subsidiary ending after the Closing Date; or

(iii)          otherwise may reasonably be expected to materially and adversely affect the Purchaser, the Corporation or any Subsidiary for any taxation year (or portion thereof) ending after the Closing Date, then there shall be no settlement, closing or other agreement with respect to that issue without the consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           The Purchaser shall have the right to control the conduct of any Tax Claim relating to the Corporation or any Subsidiary with respect to any Tax matter that arises in a period that ends after the Closing Date (excluding any Straddle Period for which the Vendor has the right to control the conduct of any Tax Claim pursuant to Section 8.4(b)) and Tax Claims with respect to Taxes arising out of the  transactions consummated pursuant to the Reorganization, provided if the Vendor is liable to indemnify the Purchaser for any such Tax Claim, the Purchaser shall (i) keep the Vendor informed about the progress and substantive aspects of such Tax Claim, (ii) provide the Vendor with the opportunity to participate in the contest of such Tax Claim and (iii) not settle such Tax Claim without the Vendor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)           This Section 8.4 (and not Section 12.4 and 12.5) shall apply to with respect to any Tax Claim or Claim made pursuant to Sections 8.1(a), 8.1(b), 8.1(c) or Section 12.1 to the extent such Tax Claim or Claim arises directly or indirectly out of or in connection with any inaccuracy of any representation or warranty set forth in Section 23 of Schedule 4.1.

8.5          Assistance and Cooperation

(a)           After the Closing, the Vendor and the Purchaser shall (and shall cause their respective Representatives to):

(i)            cooperate in a timely manner in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Corporation and the Subsidiaries;

(ii)           make available to the other such Party and to any taxing authority in a timely manner as reasonably requested all information, records, and documents relating to Taxes of the Corporation and the Subsidiaries or their Assets or properties or the Businesses;

(iii)          provide timely notice to the other such Party in writing of any pending or threatened Tax audits or assessment of the Corporation or the Subsidiaries for a taxation year or other periods for which the other such Party may have a liability under this Article 8;

(iv)          within thirty (30) days of the receipt of a written request therefor, furnish the other such Party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxation year or other periods of the Corporation or any of the Subsidiaries;

(v)           timely provide to the other such Party powers of attorney or similar authorizations necessary to carry out the purposes of this Article 8; and

(vi)          use reasonable efforts to properly retain and maintain accounting and Tax records and information, in a timely manner consistent with taxing authority guidelines, to the extent those records and information relate to the Corporation and the Subsidiaries or any of the Assets and other properties of the Businesses until one hundred twenty (120) days following the expiration of the applicable statute of limitations period.

(b)           The Purchaser shall notify and consult with the Vendor as reasonably practicable prior to taking any actions with respect to unwinding the BVI Structure, including with respect to filing an election under subsection 80.01(4) of the Tax Act.

8.6          Tax Changes Post-Closing

The Purchaser confirms that, notwithstanding any provisions of this Agreement, including without limitation Sections 12.1 and 13.3 and any provisions of Schedule 4.1, the Vendor shall not be liable under the representations and warranties contained in section 23 of Schedule 4.1 and under any covenants made by Hunting or the Vendor in this Article 8 to the extent that any change made after the Time of Closing:

(a)           in any accounting or taxation policies of the Corporation or any Subsidiary,

(b)           in any federal or provincial Tax rates as they affect the Corporate Group, the Assets or the Business, or

(c)           in a Tax statute or regulation that is effective prior to its announcement date, but excluding changes that are enacted or expressed to be enacted to clarify the law, to implement existing Tax policy, to overrule or reverse case law or to address transactions, arrangements or events which are contrary to the object and spirit of the applicable Tax law, causes the Vendor to be liable for breach of such representations, warranties or covenants, provided filing a Tax Return with respect to any period that begins after the Closing Date in a manner that is not consistent with practices followed in prior years shall not be considered a change in accounting or taxation policies of the Corporation or any Subsidiary and provided further that this Section 8.6 shall not apply to any Tax Dispute that commenced, was pending or was threatened on or before the Closing Date, and which the Vendor, the Corporation or any Subsidiary was notified of in writing by the CRA (or other applicable taxing authority) or otherwise had knowledge of on or before the Closing Date.  For purposes of this Section 8.6, where a transaction is the subject of a Tax Dispute with a particular tax authority or authorities, that Tax Dispute shall also be deemed to include any Tax Dispute that subsequently arises with any other tax authority if such Tax Dispute relates to the same transaction.

ARTICLE 9
EMPLOYMENT MATTERS

9.1          Employee Related Matters

(a)           From and after the Time of Closing, the Purchaser will ensure that the Corporation and its Subsidiaries will, to the extent permitted by Applicable Law and the terms of the Employee Plans:

(i)            honour their obligations that have accrued and vested to present and former Employees relating to their employment with the Corporation or any Subsidiary, including all accrued and vested obligations and liabilities relating to the Employee Plans, regardless of whether those obligations and liabilities arose or relate to any period before, on or after Closing; and

(ii)           recognize each Employee’s original hire date with the Corporation or any Subsidiary, and credit the Employee with all service so recognized by the Corporation or any Subsidiary in their Employee Plans, including all periods of employment leave, for all purposes, including defined contribution participation service credit (as recognized in Employee Plans), eligibility for, vesting of and locking in of benefits, as applicable, under each of the Employee Plans, and in the event of future termination of employment, entitlement to severance payments.

(b)           The Vendor and the Purchaser acknowledge that certain Employees participate in stock based plans and other compensation plans sponsored by Hunting (other than the Employee Plans) which may result in such stock or benefits vesting and/or being exercisable after the Closing.  The Purchaser agrees to provide to the Vendor and Hunting such information as the Vendor and/or Hunting reasonably require to enable Hunting to operate the stock based plans and other compensation plans in relation to the Employees in the event such stock or benefits vest and/or are exercisable after Closing.

(c)           From and after the date of Execution of this Agreement, the Vendor shall permit access by the Purchaser to the Employees for the purpose of communicating the Purchaser’s plans for compensation and benefit programs and practices and the Purchaser may enter into agreements with one or more of those Employees relating to employment, compensation and/or benefits from and after the Closing Date.  The Purchaser shall provide to the Vendor for its prior written approval, not to be unreasonably withheld or delayed, a copy of any written (including electronic) communications that the Purchaser proposes be provided to Employees or any of them before that communication is provided and the Purchaser will incorporate the Vendor’s reasonably requested changes in any of those communications.  The Vendor shall provide to the Purchaser for its prior written approval, not to be unreasonably withheld or delayed, a copy of any written or oral (including electronic) communications that the Vendor proposes to disclose to Employees or any of them with respect to the Purchase before that communication is provided and the Vendor will incorporate such of the Purchaser’s requested changes in any of those communications as the Vendor, acting reasonably, determines.

(d)           Notwithstanding anything set forth in this Section 9.1, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Plan, or (ii) shall limit the right of the Purchaser or any of its Subsidiaries, at the Purchaser’s sole cost, to amend, terminate or otherwise modify any Employee Plan following the Time of Closing, provided the provisions of Section 12.2(c) shall then be applicable.

(e)           The Vendor and the Purchaser acknowledge and agree that all provisions contained in this Section 9.1 with respect to current Employees or former employees and current or former consultants are included for the sole benefit of the Vendor and the Purchaser, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current Employees or former employees, and current or former directors, officers or consultants of the Corporation or any of its Subsidiaries, any participant in any Employee Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Purchaser, the Corporation or any of their Subsidiaries.

9.2          Severance Obligations

From and as of Closing, the Purchaser shall indemnify and save harmless the Vendor and its Related Parties from all Claims and Losses that any of them may suffer, sustain, pay or incur in respect of any matters concerning the employment of any employee of the Corporate Group or the retention of any consultant or independent contractor, including but not limited to any post-Closing termination of the employment of any such employee, the termination of any consulting or independent contractor agreement, the amendment or termination of any Employee Plans or with respect to any obligations to such employees, consultants or independent contractors that have not vested or accrued as of the Time of Closing, except to the extent that any such Claims and Losses arise as a result of the breach by the Vendor of the representation contained in Section 25 of Schedule 4.1.

9.3          Compliance with Privacy Laws

(a)           The Vendor acknowledges and confirms that the Corporation and the Subsidiaries have complied in all material respects at all times with applicable Privacy Laws that govern the collection, use and disclosure of Personal Information disclosed to the Purchaser and its Related Parties pursuant to or in connection with this Agreement.  The Vendor hereby covenants and agrees to advise the Purchaser of all purposes for which disclosed Personal Information was initially collected for or in respect of the Employee to which that disclosed Personal Information related and all additional purposes where the Vendor has notified the Employee of that additional purpose, and to disclose to the Purchaser such Personal Information, if any, unless that use or disclosure is not permitted or authorized by Applicable

Laws without notice to or consent from that Employee; provided, however, that in such case the Vendor shall have advised the Purchaser of the legislative provisions upon which the Vendor is relying.

(b)           Before Closing, neither of the Parties shall use the disclosed Personal Information for any purpose other than that related to the performance of this Agreement and the completion of the Purchase.

(c)           Each of the Parties acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Purchase, and that the disclosure of Personal Information relates solely to the carrying on of the Businesses or the completion of the Purchase.

(d)           The Purchaser shall at all times keep strictly confidential all disclosed Personal Information provided to it, and shall instruct those of its employees, consultants, advisors, agents and service providers responsible for processing such disclosed Personal Information to protect the confidentiality of that information in a manner consistent with the Purchaser’s obligations hereunder and Applicable Laws.  The Purchaser shall ensure that access to the disclosed Personal Information shall be restricted to those employees, consultants, advisors and agents or service providers of the Purchaser who have a bona fide need to access such information in order to fulfil their obligations in the course of their employment or agency or in providing services to the Purchaser.

(e)           The Parties shall fully co-operate with one another, with the Employees to whom the Personal Information relates, and any Government Authority charged with enforcement of applicable Privacy Laws, in responding to inquiries, complaints, requests for access and Claims in respect of disclosed Personal Information.

(f)            The Purchaser undertakes, after Closing, to utilize the disclosed Personal Information only for those purposes for which the disclosed Personal Information was initially collected from or in respect of the applicable Employees.

(g)           If Closing does not occur, on the request of the Vendor, the Purchaser shall forthwith cease and cause its Related Parties to cease all use of the disclosed Personal Information acquired by the Purchaser in connection with this Agreement and will return to the Vendor or, at the Vendor’s request, destroy in a secure manner, the disclosed Personal Information (and any copies thereof) and provide the Vendor with a certificate of a senior officer of the Purchaser confirming such destruction.

(h)           To the extent of any conflict between the provisions of this Section 9.3 and the provisions of the Confidentiality Agreement, the provisions of this Section 9.3 shall govern.

ARTICLE 10
CONDITIONS OF CLOSING; FAILURE OF REPRESENTATIONS AND
WARRANTIES OR BREACH OF COVENANTS

10.1        Conditions of Closing for the Benefit of the Purchaser

(a)           The Purchase of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

(i)            Accuracy of Representations and Warranties.  There shall be no breach of the Vendor’s representations and warranties contained in this Agreement that have a Material Adverse Effect (disregarding all qualifications or limitations in the Vendor’s representations and warranties as to “material”, “Material” or “Material Adverse Effect”) as of the date of Execution and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct at and as of such date except to the extent the Vendor’s representations and warranties or any of them are affected by actions or omissions consented to, or waived, in writing by the Purchaser;

(ii)           Performance of Agreements.  Other than with respect to any breach of or non-compliance with Section 7.11 or Section 7.14, there shall be no breach or non-compliance in any material respect with the material covenants and agreements of Hunting or the Vendor to be performed herein as of or prior to the Closing.  With respect to Section 7.11, there shall be no breach or non-compliance with the covenants and agreements of Hunting or the Vendor to be performed therein as of or prior to the Closing that has a material adverse effect on the Purchaser’s ability to arrange for and consummate the debt financing described in Section 7.11;

(iii)          Regulatory Approvals.  There shall have been obtained the Competition Act Approval, the Investment Canada Act Approval, the Canada Transportation Act Approval and the waiting period under the HSR Act, if applicable to the consummation of the transactions contemplated hereby, shall have expired or been terminated;

(iv)          No Injunctions or Restraints.  No preliminary or permanent injunction or other order or decree by any Government Authority that declares this Agreement invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Government Authority that prohibits the consummation of the transactions contemplated herein;

(v)           Transfer of Purchased Shares.  All necessary corporate action shall have been taken on the part of the Corporation to permit the Purchased Shares to be duly transferred to and registered in the name of the Purchaser;

(vi)          Corporate Resolution.  All necessary corporate action shall have been taken by the Vendor and Hunting to authorize the sale of the Purchased Shares to the Purchaser and the Execution of this Agreement and all necessary ancillary documentation;

(vii)         Pre-Closing Deliveries.  The Estimated Net Working Capital Statement, the Estimated Inventories Statement, the Estimated Closing Date Cash Statement and the Estimated Closing Date Indebtedness Statement shall have been delivered to the Purchaser by the Vendor;

(viii)        Closing Documents.  The Vendor shall have delivered to the Purchaser all of the documents set forth in Section 11.4 of this Agreement;

(ix)           Management Agreement.  Effective upon the Closing, the Management Agreements shall be terminated and have no further force or effect;

(x)            Affiliate Agreements.  Subject to subclause (ii) of Section 3.6, all Affiliate Agreements shall have been terminated and all Intercorporate Debt shall have been repaid, on or prior to the Closing Date and the Vendor shall provide evidence of such termination or release of Indebtedness, as applicable, reasonably acceptable to the Purchaser; and

(xi)           Certain Guarantees.  The Corporate Group Guarantees and the Subsidiary Guarantee Agreement shall have been released and Hunting shall provide evidence of such release reasonably acceptable to the Purchaser.

The conditions contained in this Section 10.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time.  The Vendor acknowledges that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendor herein that corresponds or is related to such condition or such part of such condition.

10.2        Conditions of Closing for the Benefit of the Vendor

The sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

(a)           Accuracy of Representations and Warranties.  There shall be no breach of the Purchaser’s representations and warranties in any material respect contained in this Agreement as of the date of Execution and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct at and as of such date, except to the extent the Purchaser’s representations and warranties or any of them are affected by actions or omissions consented to or waived by the Vendor;

(b)           Performance of Agreements.  There shall be no breach of or non-compliance in any material respect with the material covenants and agreements of the Purchaser to be performed herein as of or prior to the Closing;

(c)           Regulatory Consents.  There shall have been obtained the Regulatory Approvals, including, without limitation, the Competition Act Approval, the Investment Canada Act Approval, the Canada Transportation Act Approval and the waiting period under the HSR Act, if applicable to the consummation of the transactions contemplated hereby, shall have expired or been terminated; except where the failure to obtain such Regulatory Approval would not have a Material Adverse Effect;

(d)           Shareholder Approval.  The Purchase and any other matters required to be approved by the Hunting shareholders in order to complete the Purchase shall have been approved at the Hunting General Meeting by the requisite approval of the Hunting shareholders entitled to vote thereon;

(e)           No Injunctions or Restraints.  No preliminary or permanent injunction or other order or decree by any Government Authority that declares this Agreement invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any Government Authority that prohibits the consummation of the transactions contemplated herein;

(f)            Purchase Price.  The Purchaser shall have tendered and caused to be tendered the Closing Cash Payment and the Tax Escrow Amount, if applicable, shall have been paid to the Escrow Agent in accordance with Section 3.4(c);

(g)           Intercorporate Debt.  The Purchaser shall have paid or loaned an amount equal to the Intercorporate Debt set forth on the Estimated Closing Date Indebtedness Statement to the Corporation and the Corporation (on behalf of itself and the Corporate Group) shall have repaid such Intercorporate Debt in cash to the Vendor;

(h)           Corporate Resolution.  All necessary corporate action shall have been taken by the Purchaser to authorize this Agreement and the purchase of the Purchased Shares from the Vendor and the Execution of this Agreement and all necessary ancillary documentation; and

(i)            Closing Documents.  The Purchaser shall have delivered to the Vendor all of the documents set forth in Section 11.5 of this Agreement.

The conditions contained in this Section 10.2 are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time.  The Purchaser acknowledges that the waiver by the Vendor of any condition or part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be.

10.3        Termination

This Agreement may be terminated and the Purchase abandoned:

(a)           by mutual written consent of the Parties, at any time prior to the Closing;

(b)           prior to the Closing, by written notice to the Vendor from the Purchaser, if: (i) there is any breach of any representation, warranty, covenant or agreement herein on the part of Hunting or the Vendor, or if a representation or warranty of the Vendor shall be untrue, in either case, such that the conditions specified in Section 10.l(a)(i) or Section 10.1(a)(ii) hereof would not be satisfied at the Closing (a “Terminating Vendor Breach”), except that if such Terminating Vendor Breach is curable by Hunting or the Vendor through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as Hunting or the Vendor continues to use its commercially reasonable efforts to cure such Terminating Vendor Breach (the “Vendor Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Vendor Breach is not cured within the Vendor Cure Period; (ii) the Closing has not occurred on or before the Termination Date; (iii) any Regulatory Approval under Section 2.2 is denied by or in a final order or other final action issued or taken by the appropriate Government Authority; (iv) if the Hunting shareholders shall not approve the Purchase upon the terms of this Agreement; (v) the event or occurrences contained in any Subsequent Disclosure delivered by the Vendor pursuant to clause (ii) of Section 4.1(f), individually or in the aggregate, constitute or would reasonably be expected to constitute a Material Adverse Effect; or (vi) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(c)           prior to the Closing, by written notice to the Purchaser from the Vendor, if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if a representation or warranty of the Purchaser shall be untrue, in either case, such that the conditions specified in Section 10.2(a) or Section 10.2(b) hereof would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if any such Terminating Purchaser Breach is curable by the Purchaser through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as the Purchaser continues to exercise such commercially reasonable efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period, (ii) the Closing has not occurred on or before the Termination Date; (iii) any Regulatory Approval referred to in Section 2.2 is denied by or in a final order or other final action issued or taken by the appropriate Government Authority; (iv) if the Hunting shareholders do not approve the Purchase upon the terms of this Agreement; or (v) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.  Notwithstanding the foregoing provisions of this Section 10.3(c), in the event the Purchaser shall be unwilling or unable to pay the Purchase Price at Closing, such failure to pay shall constitute a Terminating Purchaser Breach and the Purchaser Cure Period shall not apply.

10.4        Effect of Termination

(a)           In the event of termination and abandonment of this Agreement pursuant to Section 10.3, then except as set forth in Section 3.2 and this Section 10.4, this Agreement shall forthwith become void and have no effect (except for the survival of Section 7.9 and the provisions herein and in the Confidentiality Agreement that, by their express terms, survive termination), without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than the liability of Hunting, the Vendor or the Purchaser, as the case may be, for any intentional and wilful breach of this Agreement occurring prior to such termination.  The Parties hereto acknowledge that it is the intention of the Parties hereto that no Party shall have any remedy or right to recover for any Losses or damages resulting from any breach of the provisions hereof unless such breach was intentional and wilful on the part of the breaching Party.

(b)           Notwithstanding Sections 10.4(a) and (c), if this Agreement terminates and the Purchase is abandoned because of the failure of the Hunting shareholders to approve the Purchase at a properly convened and held meeting for any reason or due to termination pursuant to Section 10.3(b)(iv), then the Vendor shall pay to the Purchaser within ten (10) days of the termination of this Agreement a sum equal to one percent (1%) of Hunting’s aggregate market capitalization for its share capital (in US dollars) based on the closing share price for its shares on the London Stock Exchange as of Execution; provided, however such amount shall not exceed US $30,000,000, which, together with payment of the Deposit and the Deposit Interest pursuant to Section 3.2(d), is acknowledged by the Parties to be a genuine pre-estimate of the Purchaser’s total liquidated damages and not a penalty and shall be the Purchaser’s sole and exclusive remedy hereunder against the Vendor and Hunting in connection with the termination of the Purchase.

(c)           Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated by the Vendor or the Purchaser pursuant to Section 10.3 and such Party receives or is entitled to any payment pursuant to Section 3.2 (other than with respect to Section 3.2(c)), then such Party’s termination of this Agreement and receipt of such payment, subject to an intentional or wilful default by another Party, shall be the sole and exclusive remedy of such Party against any other Party and any of its former, current or future general or limited partners, members or stockholders or against any of their respective former, current or future directors, officers, employees, Affiliates, general or limited partners, stockholders, managers, members or agents (each, a “Specified Person”) for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by any other Party and the failure of the Purchase to be consummated, and upon payment of such fee, none of such other Parties or any of their Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for obligations that survive by their express terms hereunder and under the Confidentiality Agreement, the terms of Section 7.9 and except in respect of any intentional or wilful default by a Party.

(d)           Notwithstanding anything to the contrary in this Agreement, (i) in the event that this Agreement is terminated by the Vendor or the Purchaser pursuant to Section 10.3 and the Vendor is entitled to any payment of the Deposit and the Deposit Interest pursuant to Section 3.2(b), Hunting, the Vendor and the Corporate Group shall not be entitled to any indemnification or reimbursement from the Purchaser, and the Purchaser shall not be liable for or responsible to indemnify or reimburse Hunting, the Vendor or the Corporate Group, for any expenses incurred by or economic harm of Hunting, the Vendor or the Corporate Group in connection with their respective covenants, agreements and obligations set forth in Sections 7.11 and 7.14 and (ii) in the event that this Agreement is terminated by the Vendor or the Purchaser pursuant to Section 10.3 and the Purchaser is entitled to any payment of the Deposit and the Deposit Interest pursuant to Section 3.2(c) or Section 3.2(d) and subject to the terms of the Deposit Escrow Agreement, the Purchaser shall, out of and after receipt of the Deposit and the Deposit Interest and up to a maximum amount of the Deposit and the Deposit Interest, indemnify and reimburse Hunting, the Vendor and the Corporate Group for any expenses incurred by or economic harm of Hunting, the Vendor or the Corporate Group in connection with their respective covenants, agreements and obligations set forth in Sections 7.11 and 7.14.

ARTICLE 11
CLOSING

11.1        Closing

The Closing shall take place at the Time of Closing upon satisfaction of all of the conditions of Closing herein contained.

11.2        Place of Closing

The Closing shall take place at the offices of the Vendor’s Counsel at 30th Floor, 237 - 4th Avenue S.W., Calgary, Alberta, Canada or such other place as the Parties may mutually agree upon.

11.3        Further Assurances

Each Party to this Agreement covenants and agrees that it will at all times after the Closing Date promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other Parties, acting reasonably, from time to time may request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

11.4        Vendor’s Closing Obligations

At or prior to the Time of Closing, the Vendor shall:

(a)           transfer and assign all of the Purchased Shares to the Purchaser and deliver to the Purchaser all certificates representing the Purchased Shares duly endorsed for transfer by the Vendor and a new certificate issued in the name of the Purchaser representing the Purchased Shares;

(b)           deliver to the Purchaser a copy (certified by an officer or director of the Corporation) of the resolution of the board of directors of the Corporation or committee thereof authorizing the sale of the Purchased Shares by the Vendor to the Purchaser;

(c)           deliver to the Purchaser a copy (certified by an officer or director of the Vendor) of the resolution of the Vendor’s board of directors or committee thereof, authorizing this Agreement and the Purchase;

(d)           deliver to the Purchaser a copy (certified by an officer or director of Hunting) of the resolution of Hunting’s board of directors or committee thereof, authorizing this Agreement and the Purchase;

(e)           deliver to the Purchaser a copy certified by an officer or director of Hunting, of the resolution of the Hunting shareholders, authorizing the Purchase;

(f)            deliver to the Purchaser the Estimated Net Working Capital Statement, the Estimated Inventories Statement, the Estimated Closing Date Cash Statement and the Estimated Closing Date Indebtedness Statement;

(g)           deliver to the Purchaser a certificate signed by an officer of the Vendor (in his capacity as an officer and not in his personal capacity), dated the Closing Date,

certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.1 have been fulfilled or waived;

(h)           subject to Section 3.4, deliver to the Purchaser the Certificate of Proposed Disposition issued by the Minister of National Revenue (Canada); and

(i)            if applicable, deliver to the Purchaser the Escrow Agreement duly executed by each of the Vendor and Hunting.

The Vendor shall also execute and deliver, or cause to be executed and delivered, such other documents relevant to the Closing as the Purchaser or the Purchaser’s Counsel, acting reasonably, may request.

11.5        Purchaser’s Closing Obligations

At the Time of Closing, the Purchaser shall:

(a)           pay to the Vendor the Closing Cash Payment and cause the Deposit and the Deposit Interest to be paid to the Vendor in accordance with Article 3 and, if applicable, pay the Tax Escrow Amount to the Escrow Agent in accordance with Section 3.4;

(b)           pay or loan to the Corporation an amount equal to the Intercorporate Debt in accordance with Section 3.6 and cause the Corporation to repay on its own behalf and on behalf of the Corporate Group the entire Intercorporate Debt then outstanding (whether to the Vendor, Hunting or their Affiliates) to the Vendor;

(c)           deliver to the Vendor a copy (certified by an officer or director of the Purchaser) of the resolution of the Purchaser’s board of directors or committee thereof authorizing this Agreement and the Purchase;

(d)           deliver to the Vendor a certificate signed by an officer of the Purchaser (in his capacity as an officer and not in his personal capacity), dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2 have been fulfilled or waived;

(e)           if applicable, deliver to the Vendor the Escrow Agreement duly executed by the Purchaser.

The Purchaser shall also execute and deliver, or cause to be executed and delivered, such other documents relevant to the Closing as the Vendor or the Vendor’s Counsel acting reasonably, may request.

ARTICLE 12
INDEMNIFICATION

12.1        Indemnification by the Vendor

The Vendor agrees to indemnify, defend and save harmless the Purchaser and its Related Parties from all Claims and Losses suffered, sustained, paid or incurred by the Purchaser and the Related Parties as a result of or arising, directly or indirectly, out of or in connection with:

(a)           any breach by the Vendor of, or any inaccuracy of, any representation or warranty of the Vendor contained in this Agreement (disregarding all qualifications or limitation in the Vendor’s representations and warranties as to “material”, “Material” or “Material Adverse Effect”) (provided that the Vendor shall not be required to so indemnify or save harmless the Purchaser and its Related Parties in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 12.3 on or prior to the expiration of the applicable time period related to such representation and warranty); and

(b)           any breach or non-performance by the Vendor of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document executed and delivered by it pursuant hereto;

provided that this indemnity shall not arise in the event the liability of the Vendor does not apply under Section 4.1(d) and provided further that this Section 12.1 is subject to the provisions of Sections 5.1, 6.1, 6.2, 6.3, and 12.11.

12.2        Indemnification by the Purchaser

The Purchaser agrees to indemnify and save harmless the Vendor and its Related Parties from all Claims and Losses suffered, sustained, paid or incurred by the Vendor and/or its Related Parties as a result of or arising directly or indirectly out of or in connection with:

(a)           any breach by the Purchaser of, or any inaccuracy of, any representation or warranty contained in this Agreement (provided that the Purchaser shall not be required to so indemnify or save harmless in respect of any breach or inaccuracy of any representation or warranty unless the Vendor shall have provided notice to the Purchaser in accordance with Section 12.3 on or prior to the expiration of the applicable time period related to such representation and warranty);

(b)           any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document executed and delivered by it pursuant hereto; and

(c)           any amendment, termination or modification by the Purchaser of an Employee Plan pursuant to Section 9.1(d)(ii);

provided that this Section 12.2 is subject to the provisions of Sections 5.1, 6.1, and 12.11.

12.3        Notice of Claim

In the event that a Party (the “Indemnified Party”) shall become aware of any Claim in respect of which the other Party (the “Indemnifying Party”) agrees to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)           the factual basis for the Claim; and

(b)           the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

12.4        Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Direct Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Direct Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both Parties agree at or prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Direct Claim, failing which the matter shall be determined by a court of competent jurisdiction.

12.5        Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonably and properly incurred out-of-pocket expenses as a result of such participation or assumption.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses).  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.  If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Laws to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

12.6        Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.  Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

12.7        Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

12.8        Application

The provisions of this Article 12 (and to the extent applicable, Article 8) shall apply to any Claim for breach of any covenant, representation, warranty of other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the applicable limitations and other provisions contained in this Agreement, including under this Article 12.

12.9        Environmental Matters

The Purchaser shall indemnify, defend and hold harmless the Vendor and its Related Parties from and against all Claims and Losses of any kind which may be brought against or suffered by them or any one or more of them or which any one or more of them may sustain, pay or incur caused by, arising from or related, directly or indirectly, to any Environmental Liabilities, Losses or Claims, except to the extent such Claims and Losses arise as a result of a breach of the representation contained in Section 24 of Schedule 4.1.

12.10      Characterization of Indemnification Payments

The Parties shall treat any payment by the Vendor, Hunting and/or the Purchaser under Article 8 and this Article 12 as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.  If amounts paid under Article 8 or this Article 12 are determined to be required to be treated as income to the recipient of such payment, then the amount required to be paid under this Agreement shall be paid on a net after-tax basis.

12.11      Survival and Limitations

The indemnification provisions contained in Article 12 and Sections 3.6, 7.12, 7.13, 7.14, 7.15, 9.2, 13.3 and 13.4 shall survive the Closing.  The provisions contained in Section 12.1 shall survive the Closing in accordance with Section 5.1, but shall be subject to Sections 4.1(d), 6.1 and 6.2.  The provisions contained in Article 8 shall survive the Closing in accordance with Section 5.1, but shall be subject to Section 6.1 and 6.4.  Notwithstanding any provision hereof, the following shall apply to Sections 9.2, 12.1, 12.9 and Article 8:

(a)           the said provisions shall not apply to Claims and Losses that are reimbursed by insurance to the extent actual proceeds are received by the applicable insurance carrier;

(b)           the said provisions shall not apply to the extent Claims and Losses are caused by or contributed to by the negligence, wilful default or wilful misconduct of the other Party (or its guarantor herein);

(c)           if the Purchaser or any Indemnified Party’s Losses at any time within four (4) years subsequent to the making of a payment to it are reduced as a result of an actual decrease in the cash Taxes paid by the Purchaser, Corporation or any Subsidiary as a result of the incurrence of such Losses, the amount of such decrease to be repaid to the Indemnified Party. In computing the amount of any such decrease, the Purchaser, the Corporation and any Subsidiary shall be deemed to have applied all other available items of income, gain, loss, deduction or credit before it applies any item arising from an increase in Taxes referred to in this Section 12.11(c);

(d)           each Indemnified Party shall and shall cause its Related Parties to mitigate any Claims and Losses for which the Indemnifying Party is required to indemnify or pay it or them hereunder; and

(e)           to the extent any Claims and Losses are paid or adjusted for pursuant to any other provision of this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1        Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be sent by courier delivery or by telecopier addressed to the recipient as follows:

(a)           if to the Vendor:

Hunting plc

3 Cockspur Street

London, UK

SW1Y 5BQ

Attention:         Peter Rose

Finance Director

Telecopy No.: +44 (0) 207 839 2072

and to:

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London, UK

EC1A 4DD

Attention:         Gary Green

Telecopy No.:  +44 (0) 20 7367 2000

with a copy to:

Fraser Milner Casgrain LLP

237 - 4th Avenue SW

Calgary, Alberta T2P 4X7

Canada

Attention:         Laura Safran, Q.C.

Telecopy No.:  (403) 268-3100

(b)           if to the Purchaser:

1413281 Alberta ULC

c/o Riverstone Holdings LLC

712 Fifth Avenue

51st Floor

New York, N.Y. 10019

Attention:         Stephen S. Coats

Telecopy No.:  (212) 993-0077

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention:         James R. Hanna

Joseph A. Simei

Telecopy No.:  (202) 637-2201

or to such other address, individual or electronic communication number as may be designated by notice given by either Party to the other.  Any demand, notice or other communication given by courier delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by telecopier, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such business hours on any day.

13.2        Assignment

Neither this Agreement or any of the rights, interests or obligations hereunder shall be assigned by a Party without the prior written consent of the other Party, which consent may be arbitrarily withheld; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser’s rights to purchase the Purchased Shares and the Purchaser’s rights to seek indemnification hereunder): (i) any Affiliate of the Purchaser (or any Person that, immediately following Closing will be an Affiliate of the Purchaser), (ii) any lender of the Purchaser as collateral security or (iii) following the Closing, any successor in interest to Purchaser; provided that no such assignment shall relieve Purchaser from any obligation hereunder.  No permitted assignment under this Section 13.2 shall relieve the Purchaser from any obligation nor increase the Vendor’s liabilities hereunder.  Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.  Any purported assignment by a Party in breach of this Section 13.2 shall be deemed to be null and void and shall not be given effect.

13.3        Guarantee

Hunting absolutely, irrevocably and unconditionally guarantees each of the payment and performance obligations, liabilities, agreements and covenants of the Vendor set forth in this Agreement and the transactions contemplated hereby and covenants that it shall be directly liable as principal obligor for such payment and performance obligations, liabilities, agreements and covenants.

13.4        Commissions

Each of the Vendor and the Purchaser shall indemnify and save harmless the other Party and the other Party’s Related Parties from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any person who purports to act or to have acted for the Vendor or the Purchaser, as the case may be, in respect of the sale and purchase of the Purchased Shares.

13.5        Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.

13.6        No Recourse

Notwithstanding anything that may be expressed or implied in this Agreement, except as expressly provided in this Agreement, each Party covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any current or future shareholders or agents of either Party or any of its Related Parties, or any current, former or future director, officer, employee, shareholder or agent of any of the foregoing, whether by any legal or equitable proceeding, or by virtue of any Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future shareholder or agent of either Party, or any of its Affiliates, or any current or former or future director, officer, employee, shareholder or agent of any of the foregoing, for any obligations of the Parties under this Agreement.

13.7        Amendment

Except as set forth in Section 4.1, this Agreement (including the Schedules hereto) and/or the Confidentiality Agreement may not be amended, waived or modified except by an express instrument in writing signed on behalf of each of the Parties.  Subsequent to the approval of the Purchase by the Hunting shareholders, no material amendment hereto shall be made without the further approval of the Hunting shareholders as may be required by Applicable Laws.

13.8        No Third-Party Beneficiaries

This Agreement is not intended to confer on any Person other than the Parties any rights or remedies.

13.9        No Duplication of Adjustments

The Parties agree that the liability and adjustment provisions herein shall be interpreted such that there shall be no duplication of payment made by a Party in respect of any adjustment or liability.

13.10      Expenses

Except as otherwise provided herein, each of the Parties hereto shall pay their respective financial, advisory, legal and accounting costs and expenses incurred in connection with the preparation, Execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

13.11      Facsimile Execution

The Parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement and such facsimile copy shall be legally effective to create a valid and binding agreement between the Parties hereto.

13.12      Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF the Vendor and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HUNTING ENERGY HOLDINGS LIMITED

Per:	/s/ Dennis Proctor
Name: Dennis Proctor
Title: Director

HUNTING PLC

Per:	/s/ Dennis Proctor
Name: Dennis Proctor
Title: Director

1413281 ALBERTA ULC

Per:	/s/ Robert Tichio
Name: Robert Tichio
Title:Director

SCHEDULE 1.1

Part 1
FINANCIAL STATEMENTS

(attached)

SCHEDULE 1.1

Part 2
BVI STRUCTURE

(attached)

SCHEDULE 1.1

Part 3
DEPOSIT ESCROW AGREEMENT

SCHEDULE 1.1

Part 4
REORGANIZATION

SCHEDULE 1.17

KNOWLEDGE

Terry W. Gomke
Richard Taylor
M.G. (Mike) Collins
A.S. (Stew) Hanlon

Rick Luciani

Graham Thomas

Murray Carey

SCHEDULE 3.4 - PART 1

PRELIMINARY NET WORKING CAPITAL STATEMENT

(attached)

SCHEDULE 3.4 - PART 2

PRELIMINARY INVENTORIES STATEMENT

(attached)

SCHEDULE 4.1

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchaser as follows:

1.                                       Organization and Qualification

Each of Hunting and the Vendor is a valid and subsisting company duly constituted under the laws of England and Wales.  The Vendor is duly qualified to own the Shares.  Each of Hunting and the Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations herein.

2.                                       Authority Relative to this Agreement

The Execution and delivery of this Agreement, all other documents to be executed and delivered hereunder, and the consummation of the transactions contemplated hereby and thereby by Hunting and the Vendor have been duly authorized by each of its respective board of directors and no corporate proceedings, other than the Hunting General Meeting, are necessary to authorize the transactions contemplated herein.

3.                                       Enforceability

Assuming due Execution and delivery by the Purchaser, each of this Agreement and each other document to be executed and delivered hereunder constitute (or will constitute when so executed and delivered) a legal, valid and binding obligation of each of Hunting and the Vendor, as applicable, enforceable against each of Hunting and the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.                                       No Other Agreements

No Person other than the Purchaser pursuant hereto has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Shares.

5.                                       Ownership of Purchased Shares

The Vendor is the beneficial owner of record of the Purchased Shares, with good legal and beneficial title thereto, free and clear of all Encumbrances.  There are no restrictions of any kind on the transfer of the Purchased Shares, other than restrictions set out in the articles of the Corporation and as set forth on Appendix 31 of this Schedule 4.1 and, without limiting the generality of the foregoing, none of the Purchased Shares are subject to any shareholder agreements or voting trusts.

6.                                       Litigation and Related Matters

There is no suit, action, litigation, unsatisfied judgment, consent decree, injunction, arbitration or governmental proceeding, including no appeals or applications for review therefrom in progress or, to the Vendor’s knowledge, pending or threatened against the Vendor that, in any case, will prevent the Vendor from completing the Purchase.

7.                                       Residency

The Vendor is a non-resident of Canada for the purpose of Section 116 of the Tax Act.

8.                                       No Conflicting Interests

The Execution and delivery of this Agreement by Hunting and the Vendor and the consummation of the transactions herein provided for will not result in:

(a)                                  the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any material obligation of Hunting or the Vendor under, or prohibit the performance required by:

(i)                                     any provision of the respective constating documents, bylaws or resolutions of the board of directors (or any committee thereof) of Hunting or the Vendor,

(ii)                                  any judgment, decree, order, license, permit, approval or award of any Government Authority or arbitrator having jurisdiction over Hunting or the Vendor, or

(iii)                               subject to obtaining the Regulatory Approvals, any Applicable Law, statute, ordinance, regulation or rule;

(b)                                 the creation or imposition of any Encumbrance on any of the Purchased Shares, the shares of any Subsidiary or any of the Substantial Assets; or

(c)                                  the requirement for the filing with or the consent or approval of any Government Authority except for those filings, consents and approvals referred to in Sections 2.2(b) to (d) inclusive and Section 3.4 as contained in the body of this Agreement and except where a failure to obtain same would not have a Material Adverse Effect.

9.                                       Broker’s Fees

No member of the Corporate Group has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Purchase and the Vendor has not

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incurred any such fees or commissions for which the Purchaser or any member of the Corporate Group shall be liable.

10.                                 Incorporation of Substantial Subsidiaries and Registration

(a)                                  The Corporation is a valid and subsisting corporation duly constituted under the Business Corporations Act (Alberta) and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Corporation.

(b)                                 Each of the Substantial Corporate Subsidiaries is a valid and subsisting corporation duly constituted under the laws of the jurisdictions identified in Part 1 of Appendix 10 to this Schedule 4.1 opposite such Substantial Corporate Subsidiary’s name and has all corporate power and capacity to own and lease the Assets owned and leased by it and to carry on such part of the Businesses as now being conducted by it.

(c)                                  Each of the Substantial Partnership Subsidiaries is a general partnership formed pursuant to the Partnership Act (Alberta), each of the Partnership Subsidiaries is validly existing under the laws of its jurisdiction of formation and each of the Partnership Subsidiaries has all necessary partnership authority to own and lease the Assets owned and leased by it and to carry on such part of the Businesses as now being conducted by it.

(d)                                 Neither the nature of the Businesses nor the locations or character of the Assets owned or leased by the Corporation or any of the Substantial Subsidiaries requires the Corporation or any of the Substantial Subsidiaries to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction where they are not so registered, licensed or qualified except where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect.

11.                                 No Violations

Except as set forth in Appendix 11 to this Schedule 4.1, the Execution and delivery of this Agreement by Hunting and the Vendor and the consummation by it of the transactions herein provided for will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of or prohibit the performance required by the Corporation or a Substantial Subsidiary under:

(a)                                  any Contract to which the Vendor, the Corporation or a Subsidiary is a party or by which it is or its properties are bound;

(b)                                 any provision of the respective constating documents, bylaws or resolutions of the board of directors (or any committee thereof) of the Corporation or a Subsidiary;

(c)                                  any judgment, decree, order, license, permit, approval or award of any court, Government Authority or arbitrator having jurisdiction over the Corporation or a

3

Subsidiary (subject to any required Regulatory Approvals expressly referred to in this Agreement) or any of the Assets; or

(d)                                 subject to obtaining the Regulatory Approvals, any Applicable Law, statute, ordinance, regulation or rule;

except for such breaches, violations, defaults, conflicts or acceleration that do not, in any individual instance, have a Material Adverse Effect.

12.                                 Capitalization

The authorized capital of the Corporation consists of 800,000 Class A common shares without nominal or par value, conferring on the holders one vote for each Class A common share held and 200,000 Class B common shares without nominal or par value, of which only the Purchased Shares are issued and outstanding as fully paid and non-assessable shares.

13.                                 Corporation and Subsidiaries

(a)                                  The only Persons in which the Corporation holds shares, units, partnership interests or other securities are the Subsidiaries, and the Corporation does not have any agreements, options or commitments to acquire any shares, units, partnership interest or other securities of any other Person.

(b)                                 The ownership of the Substantial Corporate Subsidiaries is as set forth in Part 1 of Appendix 10 to this Schedule 4.1, the ownership of the Substantial Partnership Subsidiaries is as set forth in Part 2 of Appendix 10 to this Schedule 4.1, and the ownership of the remaining Subsidiaries is as set forth in Part 3 of Appendix 10 to this Schedule 4.1.

(c)                                  Except for Permitted Encumbrances and except as set forth in Appendix 10 to this Schedule 4.1, each of the shares, units and partnership interests in the Subsidiaries are free and clear of all Encumbrances other than restrictions on transfers set out in the articles of incorporation of the Corporate Subsidiaries or in the applicable partnership agreement in respect of a Partnership Subsidiary and any Encumbrances arising out of any action taken by, or in favour of, the Purchaser.

(d)                                 All of the issued and outstanding shares of the Substantial Corporate Subsidiaries and the units of or the partnership interests in the Substantial Partnership Subsidiaries, as applicable, have been duly and validly issued and are outstanding as fully paid and non-assessable shares, units or partnership interests, as applicable.

(e)                                  No options, warrants, pre-emptive rights, commitments, subscriptions or other rights to purchase issued or unissued shares or other securities of the Corporation or any of the Substantial Corporate Subsidiaries or units of or partnership interests in any of the Substantial Partnership Subsidiaries create any additional class of shares or units and no securities or obligations convertible into or exchangeable for shares or units in the Corporation or any of the Subsidiaries, have been issued,

4

granted, authorized, allotted or agreed to be issued or are outstanding, other than in the case of the Purchased Shares, rights in favour of the Purchaser pursuant to this Agreement.

14.                                 Litigation and Related Matters Concerning the Corporate Group

Except as set out in Appendix 14 to this Schedule 4.1, there is no suit, action, litigation, arbitration or governmental proceeding, including no appeals or applications for review therefrom, in progress, or to the best of the Vendor’s knowledge, pending or threatened, against or involving the Corporation or any Subsidiary or any outstanding judgment, decree, injunction, rule or order of any court, Government Authority, commission, agency or arbitrator respecting the Corporation or any non-U.S. Subsidiary that, in any individual case, constitutes or will cause a Qualifying Claim.  As of Execution, to the Vendor’s knowledge, and at Closing, there is no suit, action, litigation, arbitration or governmental proceeding, including no appeals or applications for review therefrom, in progress, against or involving any U.S. Subsidiary of the Corporation.

15.                                 Commitments

Except as set out in Appendix 15 to this Schedule 4.1, none of the Corporate Group is party to any agreements, options or commitments (i) to acquire or lease any business operations, or (ii) to dispose of or in any way encumber any of the Substantial Assets, in either case that are or that could reasonably be expected to be Material.

16.                                 Audited Financial Statements

The Audited Financial Statements have been prepared in accordance with GAAP consistently applied during the period involved (other than with respect to the Interim Financial Statements) and present fairly and in all material respects the consolidated financial condition of the Corporation and its Subsidiaries as at the dates thereof and the results of operations and cash flow for the periods therein set forth and the consolidated results of their operations and their cash flows for the periods then ended.

17.                                 Changes Since Balance Sheet Date

Except as set forth in Appendix 17 to this Schedule 4.1, except with respect to the process of the sale of the Purchased Shares by the Vendor herein and except as otherwise authorized by this Agreement, since the Balance Sheet Date, the Corporation and the Subsidiaries:

(a)                                  have carried on the Businesses in the Ordinary Course;

(b)                                 have not acquired or disposed of or agreed to acquire or dispose of any Substantial Assets other than in the Ordinary Course of the Businesses nor have they incurred or assumed or agreed to incur or assume any Material liabilities not in the Ordinary Course of the Businesses;

(c)                                  have not declared, made or paid any dividend, bonus or other capital or income distribution other than in the Ordinary Course of the Businesses or as may have

5

been made between the Corporation and Hunting or the Corporation and any one or more of the Subsidiaries;

(d)                                 have not entered into any Substantial Contracts except as set forth in Appendix 20 of Schedule 4.1; and

(e)                                  have not had any changes in the Businesses, operations or financial condition of the Corporate Group taken as a whole that would be Material other than in the Ordinary Course of the Businesses.

Except as set forth in Appendix 17 to this Schedule 4.1, except with respect to the process of the sale of the Purchased Shares by the Vendor herein and except as otherwise authorized by this Agreement, since May 31, 2008, the Corporation and the Subsidiaries have not taken nor permitted to be taken any other action of the type described in Section 7.5(b) which, had such action been taken after the date of this Agreement, would require the approval of the Purchaser.

18.                                 Liabilities

Neither the Corporation nor any of the Subsidiaries will have any liabilities at the Closing Date that are Material to the Businesses, other than:

(a)                                  liabilities disclosed or provided for in the Financial Statements or authorized by this Agreement or incurred in the Ordinary Course of the Businesses;

(b)                                 guarantees of the obligations of the Corporate Group granted in the Ordinary Course of the Businesses;

(c)                                  liabilities incurred in the Ordinary Course of the Businesses since the Balance Sheet Date that are consistent with past practice and do not in the aggregate have a Material Adverse Effect;

(d)                                 liabilities arising in the Ordinary Course of the Businesses for Taxes, except as set forth in Appendix 23 to this Schedule 4.1;

(e)                                  liabilities under the Contracts, excluding any liabilities due to a material breach or default thereunder;

(f)                                    Environmental Liabilities; and

(g)                                 except as expressly disclosed in this Agreement, including in Appendix 18, the other Appendices to this Schedule and in any other Schedule to this Agreement and in the Data Room.

19.                                 Laws and Permits

Except as set forth in Appendix 19 to this Schedule 4.1

6

(a)                                  the Corporate Group is conducting the Businesses in compliance with all Applicable Laws except where failure to do so would not have a Material Adverse Effect;

(b)                                 the Corporate Group duly possesses all Material Permits to enable the Businesses to be carried on as now conducted; and

(c)                                  to the Vendor’s knowledge, all such Permits are valid and subsisting and in good standing, other than where the failure to hold any such Permit or any such fact or circumstance would not have a Material Adverse Effect.

20.                                 Substantial Contracts

(a)                                  Except as described in Appendix 20 of Schedule 4.1 and except with respect to any derivative or hedging Contract, neither the Vendor nor any Substantial Subsidiary is a party to any Substantial Contract with respect to the Assets;

(b)                                 Except as described in Appendix 20 of Schedule 4.1, as of July 25, 2008 neither the Vendor nor any Substantial Subsidiary is a party to any Substantial Contract that relates to any derivative or hedging activities with respect to the Assets;

(c)                                  except as described in Appendix 20 of Schedule 4.1, (i) neither the Vendor nor any Substantial Subsidiary has terminated or cancelled any material term or material condition of any such Substantial Contract; (ii) no material term or material condition of any such Substantial Contract has been modified, amended or waived by any member of the Corporate Group; (iii) no proposal or discussion between Hunting, Vendor or any of their Affiliates or any member of the Corporate Group and any Third Party for any such termination, cancellation, modification, amendment or waiver is ongoing; and (iv) neither the Vendor nor any Related Party nor any of the Corporate Group is a party to, or bound by or subject to any interest rate swaps, foreign exchange swaps, commodity price hedging contracts or similar derivative contracts;

(d)                                 Neither the Corporation nor any of the Substantial Subsidiaries is in default or will be in default on the completion of the Purchase under any material term or material condition of a Substantial Contract or has failed to comply with, perform, observe or satisfy in any respect, any term, condition, obligation or liability which has heretofore arisen under the provisions of any Substantial Contract, except where such failure would not be Material.

21.                                 Real Property

All of the real property owned or leased by the Corporation and the Subsidiaries that is Material to the Businesses is listed in Part 1 of Appendix 21 to this Schedule 4.1.

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22.           Assets

All of the Substantial Assets (other than those that are leased or licensed by the Corporation and its Subsidiaries and other than the real property listed in Part 1 of Appendix 22 to this Schedule 4.1) that are owned by the Corporate Group are listed in Part 2 of Appendix 22 to this Schedule 4.1.

23.           Taxes

(a)           The Corporations and the Subsidiaries have filed in the prescribed manner and within the prescribed times all Tax Returns required to be filed by them in all applicable jurisdictions before the Closing Date and notices of assessment have been received with respect to all such Tax Returns that are subject to assessment, other than those Tax Returns listed in Appendix 23 to this Schedule 4.1.  All such Tax Returns are complete and correct in all material respects and disclose all Taxes required to be paid for the periods covered thereby.  The Purchaser has been provided all Tax Returns filed by the Corporation and each of the Subsidiaries for the period commencing January 1, 2003 and ending December 31, 2007.  Except as set forth in Appendix 23 to this Schedule 4.1, the Corporation and each of the Subsidiaries has paid, or will pay on or prior to Closing, all Taxes and all instalments of Taxes due on or before the Closing Date and has collected or withheld and remitted, or will collect, or withhold and remit on or prior to Closing, to the appropriate Government Authorities all Taxes required to be collected or withheld by them.  No claim has been made by any Government Authority in any jurisdiction where the Corporation or the Subsidiaries do not file Tax Returns that any of them is or may be subject to tax in that jurisdiction.

(b)           The Corporation has made adequate provision for Taxes payable by it and the Subsidiaries in the Financial Statements with respect to the periods to which such Financial Statements relate.

(c)           There are no matters under audit or appeal with any Government Authority relating to Taxes of the Corporation or any of the Subsidiaries, except as set forth in Schedule 1.1 - Part 2 to the Agreement, to the knowledge of the Vendor, no audits or claims with respect to Taxes are pending or threatened and, to the knowledge of the Vendor, the Corporation and its Subsidiaries have not taken any positions that could result in Material adjustment to the Taxes due and payable by the Corporation or its Subsidiaries.

(d)           There are no agreements, waivers or other arrangements with any Government Authority providing for an extension of time with respect to the issuance of any assessment or reassessment, the filing of any Tax Return, or the payment of any Taxes by or in respect of the Corporation or any of the Subsidiaries, except as set forth in Appendix 23 to this Schedule 4.1.

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(e)           Except as set forth in Appendix 23 to this Schedule 4.1, the Corporation and each of the Subsidiaries has paid all Material amounts required to be paid under the Canada Pension Plan and applicable employment insurance, employment pension plan and employee health insurance legislation in the relevant provinces and territories of Canada and any relevant foreign jurisdiction, and has withheld or collected and remitted in a timely manner to the relevant Government Authority all Taxes or other amounts required to be withheld or collected and remitted by it, except where a failure to do so would not be Material.  Neither the Corporation nor any of the Subsidiaries has received any requirement from any Government Authority pursuant to section 224 of the Tax Act which remains unsatisfied in any respect.

(f)            None of sections 69, 78, 80 to 80.04, 160 or 191.3, inclusive, of the Tax Act or equivalent provisions of provincial law have applied or will apply to the Corporation or any of the Subsidiaries at any time up to and including the Closing Date.

(g)           The Corporation and each of the Subsidiaries are registrants for purposes of Part IX of the ETA and similar applicable provincial or territorial Tax legislation and their registration numbers are as set forth in Appendix 23 to this Schedule 4.1.

(h)           The Corporation and each of the Subsidiaries keeps its respective Records in compliance with section 230 of the Tax Act.

(i)            The Corporation and its Subsidiaries, as of January 31, 2008 with respect to Gibson Energy Partnership and as of December 31, 2007 in all other cases, have undepreciated capital cost (within the meaning of the Tax Act) with respect to depreciable property that is in aggregate not less than $150,140,366, the estimated components of which were:

(i)	Class 1	$21,976,815;

(ii)	Class 6	$27,324,353;

(iii)	Class 8	$49,955,292;

(iv)	Classes 10 and 10.1	$26,643,410;

(v)	Class 43	$12,241,822;

(vi)	Class 49	$799,670;

(vii)	Other classes	$8,438,150; and

(viii)	Non-capital losses	$2,760,854.

Except for any Encumbrances described in subclause (a) of the definition of Permitted Encumbrances, there are no Encumbrances for Taxes upon any

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Substantial Assets of the Corporation or any of its Subsidiaries, except Encumbrances for Taxes not yet due and payable.  Neither the Corporation nor any of its Subsidiaries is a party to any Tax sharing or indemnification agreement or similar arrangement with any Person or entity pursuant to which it would have an obligation with respect to Taxes of another Person or entity following the Closing.   All charges for amounts payable or amounts receivable among the Corporation and its Subsidiaries have been made at arm’s length for fair value.  None of the Corporation or any of its Subsidiaries has a permanent establishment, is represented by an agent who has the authority or exercises the authority to conclude contracts in the name of the Corporation or any of its Subsidiaries or has a taxable nexus in any country where it does not file income Tax Returns.

(j)            The Vendor, the Corporation and each of the Subsidiaries have disclosed to the Purchaser any contingent Tax liabilities or any grounds that could prompt a Material assessment or reassessment of Taxes with respect to the Corporation or any of the Subsidiaries of which they have knowledge, including, without limitation, any Tax reduction strategies implemented by the Corporation and any of its Subsidiaries and any circumstances that might be considered to constitute aggressive treatment of income, expenses, credits, costs or other amounts.

24.           Environmental Laws

To the Vendor’s knowledge, neither the Corporation or any of the Subsidiaries is in violation of any Environmental Laws, except as provided in  Appendix 24 to this Schedule 4.1 and, in respect of any violations referred to in Appendix 24, none of the violations will result in, any individual case, in a Qualifying Claim (except as otherwise expressly stated in Appendix 24).  To the Vendor’s knowledge, the Corporation and each of the Subsidiaries has operated the Businesses at all times and has received, handled, used, stored, treated, transported and disposed at all times of substances in compliance with Environmental Laws, except where the failure to do so would not result, in any individual case, in a Qualifying Claim.  To the Vendor’s knowledge, no orders, directions or notices have been received by the Corporation or any of its Subsidiaries under any Environmental Laws that would result, in any individual case, in a Qualifying Claim nor, to the Vendor’s knowledge, is there any fact or circumstance that could give rise to any violation of any Environmental Laws or otherwise result in the issuance of an order, direction or notice that, in any such case, could result in a Qualifying Claim.

25.           Employment Matters

(a)           Neither the Corporation nor any Subsidiary is bound by or a party to any collective bargaining agreement, except for the agreements listed in Appendix 25 to this Schedule 4.1.  No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent: (i) holds bargaining rights with respect to any Employees by way of certification, interim certification, voluntary recognition, designation or successor rights; (ii) has applied to be certified as the bargaining agent of any Employees; or (iii) has applied to have the Corporation or any Subsidiary declared a related employer or successor employer pursuant to

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applicable labour legislation, except for those locations and Employees covered by a collective bargaining agreement listed in Appendix 25 to this Schedule 4.1.

(b)           All employee benefit plans, including all bonus, equity related profit sharing, incentive, deferred compensation, retiree medical or other insurance, pension, retirement savings, supplemental retirement, supplemental unemployment, workers’ compensation, layoff, salary continuation, health, life, disability, accident, vacation or other benefit plans, or programs, and (ii) all Substantial Contracts relating to employment, consulting, retention, termination, change in control, or  severance, in each case, whether written or unwritten and to which the Corporation or any of its Subsidiaries is a party, with respect to which the Corporation, or any of its Subsidiaries has or may reasonably be expected to have any liability or obligation or which are maintained, contributed to, required to be contributed to, or sponsored by the Corporation or any of its Subsidiaries for the benefit of any current or former employee, consultant, officer or director of the Corporation or any of its Subsidiaries are listed in Appendix 25 to this Schedule 4.1 (herein “Employee Plans”).  Except as disclosed, the Corporation and the Subsidiaries have no formal plan and made no promise or commitment, whether legally binding or not, to create any additional benefit plan or pension plan or to improve or change the benefits provided under any Employee Plan.  No Material changes have occurred to the Employee Plans which would affect the most recent actuarial reports or financial statements required to be provided to the Purchaser pursuant to this Schedule 4.1.

(c)           Each Employee Plan has been duly registered where required by, and are in good standing under, and have been established, maintained, funded, administered and invested in all Material respects in accordance with the terms of such Employee Plan, any applicable labour agreement and all Applicable Laws, including the Tax Act and applicable benefits and pension legislation in relevant provinces and territories of Canada, where applicable.  To the Vendor’s knowledge, no event has occurred respecting any Employee Plan which could result in the revocation of the registration of such Employee Plan or entitle any person (without consent of the Corporation or any of it Subsidiaries) to wind up or terminate any Employee Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Employee Plan.  Except as set forth in Appendix 25 to this Schedule 4.1, there are no unfunded liabilities in respect of any Employee Plan including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable.  There are no entities other than the Corporation or any of its Subsidiaries participating in any Employee Plans and no Employee Plan is a plan to which the Corporation or a Subsidiary is required to contribute pursuant to a collective agreement.

(d)           To the Vendor’s knowledge, there are no pending or threatened Claims, government audit or investigation against any Employee Plan, or otherwise involving any Employee Plan, other than claims for benefits in the Ordinary Course of the Businesses, and except for claims which would not, in the aggregate, constitute a Qualifying Claim.

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(e)           The Vendor has delivered or made available to the Purchaser true, current and complete copies of (i) all Employee Plans and related trust agreements, annuity contracts or other Material funding instruments, (ii) the latest Tax letter obtained from a Government Authority with respect to any such Employee Plan intended to be qualified or exempt under Applicable Law, (iii) Tax Returns or certified financial statements as filed with the applicable Government Authority for the most recently completed fiscal year for each Employee Plan required to file such form and financial statements, together with the most recent actuarial report, if any, prepared by the Employee Plan’s enrolled actuary, and (iv) the current summary plan descriptions, if any, for each Employee Plan.

(f)            The Corporate Group has no more than five (5) full-time employees employed by the Corporate Group in the United States.

(g)           Except as set forth on Appendix 25 to this Schedule 4.1, no Employee Plan provides or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by Applicable Law.  To the extent permitted by Applicable Law, the Corporation or any Subsidiary, as applicable, may unilaterally amend, modify, vary, revise, suspend, revoke or terminate, in whole or in part, any Employee Plan and take contribution holidays under each Employee Plan.

(h)           Except as set forth on Appendix 25 to this Schedule 4.1, neither the Execution and delivery of this Agreement by the Vendor, nor the consummation of the Purchase, will result in forgiveness of indebtedness or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment, or the obligation to take action to secure any benefits payable under any Employee Plan.

(i)            Except for the agreements and plans listed in Appendix 25 to this Schedule 4.1, neither the Corporation nor any of the Subsidiaries is a party to any employment agreement or to any written or oral policy, agreement, obligation or undertaking or any amendment thereto that contains any specific agreement as to notice of termination or severance pay in lieu thereof or in respect of employees who cannot be terminated without cause on giving reasonable notice as may be implied by law.

(j)            Except as listed in Appendix 25 to this Schedule 4.1, (i) there are no Material Claims or Material proceedings against the Corporation or any of its Subsidiaries pending before any federal, state, provincial or local labour agency or labour board by or on behalf of any Employee or former employee of the Corporation or any of its Subsidiaries that are Material; and (ii) there are no and in the past two (2) years have not been any organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent, representation questions, arbitration proceedings, labour strikes, slow downs or stoppages, picketing, grievances, charges, complaints, or other labour or

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employment disputes pending or, to the Vendor’s knowledge, threatened with respect to the Employees of the Corporation or any of its Substantial Subsidiaries.

26.           Intellectual Property

Attached hereto as Appendix 26 to this Schedule 4.1 is a list of all registration applications for and all registered trade marks, trade names, patents and copyrights, domestic and foreign, made by or for or owned, as the case may be, by the Corporation or any of its Subsidiaries.  To the Vendor’s knowledge, neither the Corporation or any of the Subsidiaries is infringing or otherwise breaching or violating any industrial or intellectual property rights of any other Person and neither the Corporation or any of the Subsidiaries has received any notice that the conduct of the Businesses, including the use of any intellectual property, infringes on or otherwise breaches or violates any industrial or intellectual property rights of any other Person.  To the Vendor’s knowledge, with the exception of moral rights that have not been waived and the lack of waiver is not Material, all Employees and current consultants of the Corporate Group who have worked on or contributed to the development of the Businesses’ intellectual property have effectively conveyed or are deemed to have conveyed to the Vendor and/or the Subsidiaries all rights such Employees or consultants may have had in such intellectual property, except where the failure to do so would not be Material.  The Corporate Group owns or holds, and after Closing will continue to own or hold, valid licenses in and to all intellectual property reasonably necessary to operate the Businesses.

27.           Insurance

Attached hereto as Appendix 27 to this Schedule 4.1 is a true and complete list of all insurance policies maintained by Hunting for the Corporate Group and by the Corporation and/or the Subsidiaries that also specifies the insurer, the amount of the coverage and the type of insurance, and such policies are in full force and effect and, to the Vendor’s knowledge, no notice of cancellation or termination has been received by Hunting, the Corporation or any Subsidiary with respect to any such policy.

28.           Intercorporate Debt

Except for Intercorporate Debt and those amounts for which there is a commensurate adjustment or payment made at Closing for the benefit of the Purchaser, at Closing there will be no amounts, obligations or liabilities owed by any member of the Corporate Group to any of Hunting, the Vendor or their respective Affiliates.

29.           Assets

The Corporate Group has not done or failed to do any act or thing whereby any of the Substantial Assets may be liable or subject to termination, surrender, forfeiture, cancellation, alienation or reduction, except where such act or failure would not be Material.  Except with respect to the Purchaser’s debt financing described in Section 7.11, the Substantial Assets are as of June 29, 2008, and at Closing will be, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances set forth in Appendix 29 of Schedule 4.1, created by, through or under Hunting, the Vendor or the Corporate Group.

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30.           Revenues

The Vendor and its Related Parties have not entered into any transaction or arrangement whereby any revenues attributable to the Substantial Assets are assigned to third parties, and to the Vendor’s knowledge, the Corporate Group is receiving all revenues attributable to the Substantial Assets.

31.           Required Consents and Approvals

Except as set forth in Appendix 31 of Schedule 4.1 and other than the Regulatory Approvals, none of the Execution and delivery by Hunting and the Vendor of this Agreement, the consummation of the transactions contemplated hereby, including, without limitation, the Purchase will require the consent, waiver, approval, notice, filing, registration or authorization of or with any Person pursuant to any Substantial Contract or otherwise (the “Required Consents and Approvals”), except where the failure to obtain or undertake such consent, waiver, approval, notice, filing, registration or authorization will not be Material.

32.           No Take or Pay Obligations

The Substantial Assets are not affected by any “take or pay” or similar obligations, except as set forth in Appendix 32 of Schedule 4.1.

33.           Non-Substantial Subsidiaries

To the Vendor’s knowledge, the non-Substantial Subsidiaries do not hold any Substantial Assets, except as set forth in Appendix 26, and are not party to any Substantial Contracts and are not subject to any Claims or Losses that, in any individual case, would result in a Qualifying Claim.

34.           Full Disclosure

To the Vendor’s knowledge, the Data Room does not contain anything which is untrue or inaccurate where such untruth or inaccuracy shall have a Material Adverse Effect.

35.           Affiliate Transactions

Except as set forth in Appendix 35 of Schedule 4.1, neither Hunting, the Vendor nor any of their respective Affiliates (other than any member of the Corporate Group) is, or during the last three year period has been, a party to any Contract or transaction with any member of the Corporate Group or that relates to the Businesses, or has a material interest in any material property used by the Corporate Group or that relates to the Businesses.

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SCHEDULE 4.2

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as of the date of this Agreement and as of the Closing Date as follows:

1.             Organization and Qualification

The Purchaser is a valid and subsisting unlimited liability corporation duly constituted under the laws of the Province of Alberta and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder.

2.             Authority Relative to this Agreement

The Execution and delivery of this Agreement and the consummation of the transactions herein by the Purchaser have been duly authorized by its boards of directors and no other corporate or other proceedings on its part are necessary to authorize the transactions contemplated herein.

3.             Enforceability

Assuming due Execution and delivery by the Vendor and Hunting, this Agreement is a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.             No Violations

(a)           The Execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated herein provided for will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with:

(i)            any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee hereof) of the Purchaser;

(ii)           any judgment, decree, order or award of any court, Government Authority or arbitrator having jurisdiction over the Purchaser; or

(iii)          subject to obtaining the Regulatory Approvals, any Applicable Law, statute, ordinance, regulation or rule.

(b)           Other than in connection with or in compliance with the requirements of any Government Authority and Applicable Laws, (i) there is no legal impediment to the Purchaser’s consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any Government Authority or any other Person is necessary by the Purchaser in connection with the performance by them of their respective obligations thereunder, except for the Regulatory Approvals and such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

5.             Availability of Funds

The Purchaser has sufficient funds on hand or available to it to pay the Purchase Price and complete the transactions contemplated by this Agreement in accordance with its terms.

6.             Broker’s Fees

Neither Hunting or the Vendor has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

7.             Principal

The Purchaser is purchasing the Purchased Shares as principal and not as agent for any other Person.

8.             Purchaser’s Information

Any information provided by the Purchaser for inclusion in the Hunting Circular shall contain no untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.

9.             No Breach

As of the Execution, the Purchaser has no knowledge of any fact or circumstance that would constitute a breach by the Vendor and/or Hunting of the Vendor’s representations and warranties contained in Schedule 4.1.

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Hunting Energy Holdings Limited

3 Cockspur Street

London UK

SW1Y 5BQ

August 5, 2008

1413281 Alberta ULC
c/o Riverstone Holdings LLC
712 Fifth Avenue
51st Floor
New York, N.Y. 10019

Attention:  Stephen Coats

Re:  “Data Room” - Compact Disks

Capitalized terms not defined herein shall have the meanings set forth in the Sale and Purchase Agreement dated August 5, 2008 (the “Sale Agreement”) among Hunting PLC, Hunting Energy Holdings Limited and 1413281 Alberta ULC.

It is acknowledged that certain of the descriptions contained on the compact disks referred to in the definition of “Data Room” in the Sale Agreement are such that it may not be possible to ascertain with necessary precision the information included in that definition, and it is in the Parties’ respective interests in such cases to more precisely describe such information, it being the intent of the Parties that the “Data Room” is to include only information made available to the Purchaser for its due diligence review by the Vendor prior to Execution.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree that the definition of “Data Room” shall not include information not made available to the Purchaser prior to Execution but shall consist, in respect of such compact disks only, of the information included in the disks as of Execution, as the same are clarified and more precisely described pursuant to discussions between the Parties to be conducted as soon as practicable following Execution.  The parties shall cooperate in good faith in order to more precisely define the data concerning the compact disks made available to the Purchaser for its due diligence review by the Vendor prior to and as of Execution and any revisions in that regard shall occur no later than five (5) Business days following Execution.

It is understood and agreed that any such clarifications of information shall not constitute Subsequent Disclosures pursuant to Section 4.1(f)(i) of the Sale Agreement.  It is also agreed that this Letter Agreement shall be binding among the Parties notwithstanding Section 1.9 of the Sale Agreement.

Kindly acknowledge your agreement to the above by executing and returning one fully signed copy of this letter agreement.

Yours truly,

Hunting PLC

		by:	/s/ Dennis Proctor

		title:	Director

Hunting Energy Holdings Limited

		by:	/s/ Dennis Proctor

		title:	Director

Agreed to this August , 2008.

1413281 Alberta Ltd.

by:	/s/ Robert M. Tichio

title:	Director